Exhibit 10.1

CREDIT AGREEMENT

dated as of

3 August 2006

among

SAFETY-KLEEN HOLDCO., INC.,

as “Holdings,”

SAFETY-KLEEN SYSTEMS, INC.

as the borrower,

the lenders party hereto

and

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

as Administrative Agent

CREDIT SUISSE

as syndication agent

and

NEXBANK SSB and WACHOVIA BANK, NATIONAL ASSOCIATION

as co-documentation agents

J.P. MORGAN SECURITIES INC.

and

CREDIT SUISSE SECURITIES (USA) LLC,

as Joint Bookrunners and Co-lead Arrangers

Table of Contents

			Page#

ARTICLE I.	DEFINITIONS		1

SECTION 1.01.	DEFINED TERMS		1
SECTION 1.02.	CLASSIFICATION OF LOANS AND BORROWINGS		24
SECTION 1.03.	TERMS GENERALLY		24
SECTION 1.04.	ACCOUNTING TERMS; GAAP		25

ARTICLE II.	THE CREDITS		25

SECTION 2.01.	COMMITMENTS		25
(a)	Synthetic L/C Loans		25
(b)	Term B Loans		25
(c)	Revolving Loans		25
SECTION 2.02.	LOANS AND BORROWINGS		25
(a)	Loans Made Ratably		25
(b)	Initial Type of Loans		26
(c)	Minimum Amounts; Limitation on Eurodollar Borrowings		26
(d)	Limitation on Interest Periods		26
SECTION 2.03.	REQUESTS FOR BORROWINGS		26
SECTION 2.04.	SWINGLINE LOANS		27
(a)	Commitment		27
(b)	Borrowing Procedure		27
(c)	Revolving Lender Participation in Swingline Loans		27
SECTION 2.05.	LETTERS OF CREDIT		28
(a)	General		28
(b)	Determination of the Type of Letter of Credit		28
(c)	Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions		29
(d)	Expiration Date		29
(e)	Participations		29
	(i)	Synthetic Letters of Credit	29
	(A)	Establishment of Credit Linked Accounts; Grant of Security Interest therein	29
	(B)	Deposits into Credit Linked Accounts	30
	(1) On the Effective Date		30
	(2) Synthetic Loan Payments		30
	(3) Synthetic Letter of Credit Reimbursement Payments		30
	(4) Assignments of Synthetic L/C Commitment		30
	(5) On the Effective Date of an Increased Commitment Supplement		31
	(6) Deposit of Investment Return		31
	(C)	Withdrawals from and Closing of Credit Linked Accounts	31
	(1) Funding of Synthetic L/C Disbursements; Creation of Synthetic L/C Loans		31
	(2) Reduction of the Synthetic L/C Commitments		31
	(3) Assignment of a Synthetic L/C Commitment		31
	(4) Settlement Date		32
	(5) Withdrawal of Investment Return		32
	(6) Final Distribution		32
	(D)	Payment of Investment Return	32
	(ii)	Revolving Letters of Credit	33
(f)	Reimbursement		33
	(i)	Synthetic L/C Disbursement	34
	(ii)	Revolving L/C Disbursement	34
(g)	Obligations Absolute		34
(h)	Disbursement Procedures		35
(i)	Interim Interest		35
(j)	Replacement of the Issuing Bank		35
(k)	Cash Collateralization		36

i

SECTION 2.06.	FUNDING OF BORROWINGS	36
(a)	By Lenders	36
(b)	Fundings Assumed Made	37
SECTION 2.07.	INTEREST ELECTIONS	37
(a)	Conversion and Continuation	37
(b)	Delivery of Interest Election Request	37
(c)	Contents of Interest Election Request	37
(d)	Notice to the Lenders	38
(e)	Automatic Conversion	38
(f)	Limitations on Election	38
SECTION 2.08.	TERMINATION AND REDUCTION OF COMMITMENTS	38
(a)	Termination Date	38
(b)	Optional Termination or Reduction	38
(c)	Notice of Termination or Reduction	39
SECTION 2.09.	REPAYMENT OF LOANS; EVIDENCE OF DEBT	39
(a)	Promise to Pay	39
(b)	Lender Records	39
(c)	Administrative Agent Records	39
(d)	Prima Facie Evidence	39
(e)	Request for a Note	40
SECTION 2.10.	AMORTIZATION OF TERM B LOANS	40
SECTION 2.11.	PREPAYMENT OF LOANS	40
(a)	Optional Prepayment	40
(b)	Mandatory Prepayment of Revolving Loans	40
(c)	Prepayments Offer from Net Proceeds of Prepayment Event	40
(d)	Excess Cash Flow Prepayment Offer	41
(e)	Acceptance or Rejection of Prepayment Offer	41
(f)	Notice of Prepayment; Application of Prepayments	42
SECTION 2.12.	FEES	42
(a)	Commitment Fees	42
(b)	Letter of Credit Fees	43
(c)	Fixed Return Fee	43
(d)	Administrative Agent Fees	44
(e)	Payment of Fees	44
SECTION 2.13.	INTEREST	44
(a)	ABR Borrowings	44
(b)	Eurodollar Borrowing	44
(c)	Synthetic L/C Loans	44
(d)	Default Interest	44
(e)	Payment of Interest	44
(f)	Computation	45
SECTION 2.14.	ALTERNATE RATE OF INTEREST	45
SECTION 2.15.	INCREASED COSTS	45
(a)	Change In Law	45
(b)	Capital Adequacy	46
(c)	Delivery of Certificate	46
(d)	Limitation on Compensation	46
SECTION 2.16.	BREAK FUNDING PAYMENTS	46
SECTION 2.17.	TAXES.	47
(a)	Gross Up	47
(b)	Payment of Other Taxes	47
(c)	Tax Indemnification	47
(d)	Receipts	47
(e)	Withholding Forms	47
(f)	Refund	48

SECTION 2.18.	PAYMENTS GENERALLY; PRO RATA TREATMENT; SHARING OF SET-OFFS; PROCEEDS OF COLLATERAL	48
(a)	Payments Generally	48
(b)	Pro Rata Application	48
(c)	Sharing of Set-offs	49
(d)	Payments from Borrower Assumed Made	49
(e)	Set-Off Against Amounts Owed Lenders	49
(f)	Application of Proceeds of Collateral and Guaranty	49
(g)	Noncash Proceeds	50
(h)	Return of Proceeds	50
SECTION 2.19.	MITIGATION OBLIGATIONS; REPLACEMENT OF LENDERS	50
(a)	Mitigation	50
(b)	Replacement	50
SECTION 2.20.	INCREASE OF COMMITMENTS	51
(a)	Notice	51
(b)	New Lenders	52
(c)	Increased Commitment Supplement	52
(d)	Increase of Revolving Commitment	52
(e)	Increase of Synthetic L/C Commitments	52
(f)	Incremental Term Loan	53

ARTICLE III.	REPRESENTATIONS AND WARRANTIES	53

SECTION 3.01.	ORGANIZATION; POWERS	53
SECTION 3.02.	AUTHORIZATION; ENFORCEABILITY	53
SECTION 3.03.	GOVERNMENTAL APPROVALS; NO CONFLICTS	54
SECTION 3.04.	FINANCIAL CONDITION; NO MATERIAL ADVERSE CHANGE	54
(a)	Financial Statements	54
(b)	Pro Forma	54
(c)	Projections	54
(d)	No Undisclosed Liabilities	54
(e)	Material Adverse Change	55
SECTION 3.05.	PROPERTIES	55
(a)	Title; Liens	55
(b)	Intellectual Property	55
(c)	Notice of Condemnation	55
SECTION 3.06.	LITIGATION AND ENVIRONMENTAL MATTERS	55
(a)	Litigation	55
(b)	Environmental Matters	55
SECTION 3.07.	COMPLIANCE WITH LAWS AND AGREEMENTS	55
SECTION 3.08.	INVESTMENT COMPANY ACT STATUS	56
SECTION 3.09.	TAXES	56
SECTION 3.10.	ERISA	56
SECTION 3.11.	DISCLOSURE	56
SECTION 3.12.	CAPITALIZATION; SUBSIDIARIES	56
(a)	Holdings’ Equity Interests Holders	56
(b)	Subsidiaries; Capitalization	56
(c)	Extent of Business; Insignificant Subsidiaries	57
SECTION 3.13.	INSURANCE	57
SECTION 3.14.	LABOR MATTERS	57
SECTION 3.15.	SOLVENCY	57
SECTION 3.16.	MARGIN SECURITIES	57
SECTION 3.17.	COMMON ENTERPRISE	57

ARTICLE IV.	CONDITIONS	58

SECTION 4.01.	EFFECTIVE DATE	58
(a)	Execution and Delivery of This Agreement	58
(b)	Legal Opinions	58
(c)	Corporate Authorization Documents	58
(d)	Closing Certificate	58
(e)	Fees	58
(f)	Guaranty Agreement	58
(g)	Personal Property Security	58
(h)	Real Property Security Documents	59
(i)	Insurance	59
(j)	Rights Offering	59
(k)	Payoff of Existing Indebtedness	60
SECTION 4.02.	EACH CREDIT EVENT	60
(a)	Representations and Warranties	60
(b)	No Default	60

ARTICLE V.	AFFIRMATIVE COVENANTS	60

SECTION 5.01.	FINANCIAL STATEMENTS AND OTHER INFORMATION	60
(a)	Annual Audit	61
(b)	Quarterly Financial Statements	61
(c)	Compliance Certificate	61
(d)	Accountant’s No Default Statement	61
(e)	Budget	61
(f)	Public Reports	61
(g)	Additional Information	61
SECTION 5.02.	NOTICES OF MATERIAL EVENTS	62
(a)	Default	62
(b)	Notice of Proceedings	62
(c)	ERISA Event	62
(d)	Material Adverse Effect	62
SECTION 5.03.	EXISTENCE; CONDUCT OF BUSINESS	62
SECTION 5.04.	PAYMENT OF TAX LIABILITIES	62
SECTION 5.05.	MAINTENANCE OF PROPERTIES	62
SECTION 5.06.	INSURANCE	62
SECTION 5.07.	CASUALTY AND CONDEMNATION	63
SECTION 5.08.	BOOKS AND RECORDS; INSPECTION RIGHTS	63
SECTION 5.09.	COMPLIANCE WITH LAWS	63
SECTION 5.10.	USE OF PROCEEDS, LETTERS OF CREDIT AND RIGHTS OFFERING PROCEEDS	63
SECTION 5.11.	ADDITIONAL SUBSIDIARIES	63
SECTION 5.12.	FURTHER ASSURANCES	64
(a)	General Further Assurances	64
(b)	Acquisition of Material Assets	64
(c)	Mortgaged Property	64
	(i) Appraisals	64
	(ii) Title Insurance Policies	64
	(iii) Environmental Reports	65
	(iv) Environmental Remediation	65
(d)	Holdings Shareholders	65
SECTION 5.13.	PERFORMANCE OF OBLIGATIONS	65

v

SECTION 10.04.	SUCCESSORS AND ASSIGNS	87
(a)	Successors and Assigns	87
(b)	Assignment	87
(c)	Participations	89
(d)	Pledge	90
SECTION 10.05.	SURVIVAL	90
SECTION 10.06.	COUNTERPARTS; INTEGRATION; EFFECTIVENESS	90
SECTION 10.07.	SEVERABILITY	91
SECTION 10.08.	RIGHT OF SETOFF	91
SECTION 10.09.	GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS	91
(a)	Governing Law	91
(b)	Jurisdiction	91
(c)	Venue	91
(d)	Service of Process	92
SECTION 10.10.	WAIVER OF JURY TRIAL	92
SECTION 10.11.	HEADINGS	92
SECTION 10.12.	CONFIDENTIALITY	92
SECTION 10.13.	MAXIMUM INTEREST RATE	93
(a)	Limitation to Maximum Rate; Recapture	93
(b)	Cure Provisions	93
SECTION 10.14.	NO DUTY	94
SECTION 10.15.	NO FIDUCIARY RELATIONSHIP	94
SECTION 10.16.	EQUITABLE RELIEF	94
SECTION 10.17.	CONSTRUCTION	94
SECTION 10.18.	INDEPENDENCE OF COVENANTS	94
SECTION 10.19.	USA PATRIOT ACT	94

CREDIT AGREEMENT dated as of August 3, 2006 among SAFETY-KLEEN HOLDCO., INC. (“Holdings”), SAFETY-KLEEN SYSTEMS, INC., (“Borrower”), the LENDERS party hereto, and JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I.

Definitions

Section 1.01.                             Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Act” has the meaning assigned to such term in Section 10.19.

“Actual Return” has the meaning assigned to such term in Section 2.12(c).

“Adjusted Capital Expenditures” has the meaning assigned to such term in Section 7.03.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMCB in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%.  Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Applicable Percentage” means: (a), with respect to any Revolving Lender, the percentage of the total Revolving Commitments represented by such Lender’s Revolving Commitment and (b), with respect to any Synthetic L/C Lender, the percentage of the total Synthetic L/C Commitments represented by such Lender’s Synthetic L/C Commitment.  If the applicable Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the applicable Commitments most recently in effect, giving effect to any assignments.

“Applicable Rate” means, for any day:  (a) with respect to each Term Loan, 1.50% per annum, in the case of an ABR Loan and 2.50% per annum, in the case of a Eurodollar Loan (provided that the foregoing percentages are subject to adjustment as contemplated by Section 2.20(f) hereof), (b) in the case of Synthetic L/C Loans, 2.50% (provided that the foregoing percentage is subject to adjustment as contemplated by Section 2.20(f) hereof) and (c) with respect to any ABR Loan or Eurodollar Loan that is a Revolving Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurodollar Spread” or “Commitment Fee Rate”, as the case may be, based upon the Leverage Ratio as of the most recent determination date; provided that until first adjusted under the terms of this definition below, the “Applicable Rate” for purposes of clause (c) shall be the applicable rate per annum set forth below in Category 2:

Category	Leverage Ratio	Commitment Fee Rate	Eurodollar Spread	ABR Spread
1	> 4.00 to 1.00	0.500%	2.50%	1.50%
2	< 4.00 to 1.00 and > 3.00 to 1.00	0.375%	2.25%	1.25%
3	< 3.00 to 1.00 and > 2.50 to 1.00	0.250%	2.00%	1.00%
4	< 2.50 to 1.00	0.250%	1.75%	.75%

For purposes of the foregoing, (i) the Leverage Ratio shall be determined as of the end of each fiscal quarter of Holdings’ fiscal year commencing with the third fiscal quarter of Holdings’ 2006 fiscal year, based upon Holdings’ consolidated financial statements delivered pursuant to Section 5.01(a) or (b) and (ii) each change in the Applicable Rate resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that the Leverage Ratio shall be deemed to be in Category 1 at the option of the Administrative Agent or at the request of the Required Lenders (A) if at any time that an Event of Default exists or (B)  if Holdings fails to deliver the consolidated financial statements required to be delivered by it pursuant to Section 5.01(a) or (b), during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered.  Notwithstanding the foregoing provisions of this definition, if an Increased Commitment Supplement provides for different Applicable Rates to apply to the Incremental Term Loan that is the subject of such Increased Commitment Supplement, the Applicable Rates for such Incremental Term Loan shall be as provided in its Increased Commitment Supplement.

“Approved Fund” has the meaning assigned to such term in Section 10.04.

“Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Assignment of Lien” means an Assignment of Lien in form satisfactory to the Administrative Agent pursuant to which the Existing Mortgages and other Liens securing the Existing Credit Facility are assigned to the Administrative Agent.

“Benchmark LIBOR Rate” has the meaning assigned to such term in Section 2.05(e)(i)(D).

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Safety-Kleen Systems, Inc., a Wisconsin corporation.

“Borrowing” means (a) Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the Benchmark LIBOR Rate or the One Month Adjusted LIBO Rate, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditure Limit” has the meaning assigned to such term in Section 7.03.

“Capital Expenditures” means, for any period and a Person, (a) the additions to property, plant and equipment and other capital expenditures of such Person and its consolidated subsidiaries that are (or would be) set forth in a consolidated statement of cash flows of such Person for such period prepared in accordance with GAAP and (b) Capital Lease Obligations incurred by such Person and its consolidated subsidiaries during such period.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Carryover Amount” has the meaning assigned to such term in Section 7.03.

“Change in Control” means: (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person other than Holdings of any Equity Interest in SK Holding; (b) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person other than SK Holding of any Equity Interest in Borrower; (c) prior to an initial public offering of the common stock of Holdings (an “IPO”), the acquisition of ownership, directly or indirectly, beneficially or of record, by any “person” or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of Equity Interests representing more than 45% (on a fully diluted basis) of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests in Holdings; (d) after an IPO, the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of Equity Interests representing more than 35% (on a fully diluted basis) of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests in Holdings; or (e) the occupation of a majority of the seats (other than vacant seats) on the board of directors of Holdings by Persons who were neither (i) nominated by the board of directors of Holdings nor (ii) appointed by directors so nominated.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such

Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Synthetic L/C Loans, Term B Loans, Incremental Term Loans or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, Synthetic L/C Commitment, Term B Commitment or an Incremental Term Commitment.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means the Mortgaged Property, the “Collateral” as defined in the Security Agreement and any and all property in which Liens have been granted to the Administrative Agent to secure the Obligations.

“Commitment” means a Revolving Commitment, Synthetic L/C Commitment, Term B Commitment, or Incremental Term Loan Commitment or any combination thereof (as the context requires).

“Consolidated Adjusted EBITDA” means, for any period (the “Subject Period”), the total of the following calculated without duplication for such period:  (a) Consolidated EBITDA; plus (b), on a pro forma basis, the pro forma EBITDA of each Prior Target or, as applicable, the EBITDA of a Prior Target attributable to the assets acquired from such Prior Target, for any portion of such Subject Period occurring prior to the date of the acquisition of such Prior Target or the related assets but only to the extent such EBITDA for such Prior Target can be established in a manner satisfactory to the Administrative Agent based on financial statements of the Prior Target prepared in accordance with GAAP and taking into account only factually supportable and identifiable cost savings and expenses directly attributable to any such acquisition which would otherwise be accounted for as an adjustment pursuant to Article 11 of Regulation S-X under the Securities Act, as if such cost savings or expenses were realized on the first day of the applicable period; minus (c) the EBITDA of each Prior Company and, as applicable but without duplication, the Consolidated EBITDA attributable to all Prior Assets, in each case for any portion of such Subject Period occurring prior to the date of the disposal of such Prior Companies or Prior Assets.  As used in this definition, the following terms have the following meanings:

“EBITDA” means, for any period and any Person, the total of the following each calculated without duplication on a consolidated basis for such period:  (a) the consolidated operating net income of such Person; plus (b) any provision for (or less any benefit from) income or franchise taxes included in determining such consolidated operating net income; plus (c) interest expense (including the interest portion of Capital Lease Obligations) deducted in determining such consolidated operating net income; plus (d) amortization and depreciation expense deducted in determining such consolidated operating net income.

“Prior Target” means all Targets acquired or whose assets have been acquired in a transaction permitted by Section 6.04.

“Prior Company” means any Subsidiary whose capital stock or other Equity Interests have been disposed of, or all or substantially all of whose assets have been disposed of, in each case, in a transaction with an unaffiliated third party permitted or approved in accordance with this Agreement.

“Prior Assets” means assets that have been disposed of by a division or branch of Holdings or a Subsidiary in a transaction with an unaffiliated third party permitted or approved in accordance with this Agreement which would not make the seller a “Prior Company” but constitute all or substantially all of the assets of such division or branch.

“Consolidated Assets” means, at any time, all amounts which in conformity with GAAP would be included as assets on a consolidated balance sheet of Holdings at such time.

“Consolidated Cash Interest Expense” shall mean, for any period, the sum of the total consolidated interest expense of Holdings and the Subsidiaries for such period (for this purpose, excluding that portion of interest expense which is capitalized and/or paid-in-kind through the issuance of Indebtedness in the same form as the Indebtedness with respect to which such interest is required to be paid in accordance with the terms thereof, and so long as such interest shall not be paid in cash (until the maturity of the respective Indebtedness and so long as same does not occur in such period)) plus, without duplication: (i) that portion of Capital Lease Obligations of Holdings and the Subsidiaries representing the interest factor for such period, (ii) all fees accrued during such period pursuant to Sections 2.12(a), (b) and (c), (iii) all interest expense during such period accrued under the terms of Sections 2.05(i), (iv) the interest component (or imputed interest) of any lease payment or other off-balance sheet financing transactions of the type described in clause (n) of the definition of the term “Indebtedness” paid by Holdings and the Subsidiaries for such period, and (v) all expenses (or minus any income) arising in connection with any Swap Agreement that is included as interest expense in accordance with GAAP; provided that (i) the amortization or write-off of deferred financing, legal and accounting costs with respect to the Transactions in each case shall be excluded from Consolidated Cash Interest Expense to the extent same would otherwise have been included therein and (ii) for purposes of the calculations under Section 7.02, Consolidated Cash Interest Expense for the quarter ended on: (a) October 8, 2005 shall equal $5,140,000; (b) December 31, 2005 shall equal $5,140,000; (c) April 22, 2006 shall equal $6,850,000; and (d) July 15, 2006 shall equal $5,140,000.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period adjusted by:

(a)                                  adding thereto, without duplication and to the extent deducted in arriving at Consolidated Net Income for such period:

(i)                                     the total consolidated interest expense of Holdings and the Subsidiaries for such period (including all such interest expenses arising in connection with any Swap Agreement) determined in accordance with GAAP;

(ii)                                  provision for taxes based on income;

(iii)                               the amount of all amortization of intangibles and depreciation;

(iv)                              non-cash charges for the impairment of goodwill or other intangibles or the write-off of goodwill, intangibles or other assets;

(v)                                 the amortization or write-off of deferred financing, legal, accounting costs and prepayment fees with respect to the Transactions;

(vi)                              the “Provision for Environmental Liabilities” or substantially similar provision (however designated) on Holdings’ financial statements prepared in a manner consistent with the audited financial statements furnished prior to the Effective Date and described in Section 3.04(a) (the “Provision for Environmental Liabilities”);

(vii)                           the one-time charges attributable to termination of any or all services provided under a Master Service Agreement with Electronic Data Systems Corporation and EDS Information Services L.L.C. dated April 26, 2002 to the extent taken in the applicable period; provided that the aggregate amount of such charges added back in determining Consolidated EBITDA shall not exceed $10,000,000 for all such periods;

(viii)                        non-cash vacation expenses;

(ix)                                non-cash impairment losses and losses on the disposition of equipment at customers;

(x)                                   non-cash expenses for stock option issuances, restricted stock issuances and other equity issuances and exercises; and

(xi)                                non-cash losses under Swap Agreements;

(xii)                             non-cash amortization or write off of the discounts arising as a result of the original issuance of the Take Back Notes; and

(b)           deducting therefrom, without duplication, (i) the amount of all cash payments during such period that are associated with any non-cash charges or non-cash losses that were added back to Consolidated Net Income in a previous period pursuant to preceding clauses (a)(viii), (ix), (x) and (xi); (ii) any cash payments made during such period that reduce the Provision for Environmental Liabilities (as defined above in this definition) for such period except to the extent that the same constitute Environmental Liability Expenditures; and (iii) to the extent the same increased Consolidated Net Income for such period, non-cash gains under Swap Agreements;

and, in each case, calculated without giving effect to (and excluding) (i) non-operating income items referred to as “Other Income or Expense” (as such term is used and reported on in the most recent audited financial statements described in Section 3.04(a)), (ii) any extraordinary gains or losses and (iii) any gains or losses from sales or other dispositions of assets other than from sales of inventory in the ordinary course of business.

“Consolidated Indebtedness” shall mean, at any time, the remainder of the sum of, without duplication: (i) all Indebtedness of Holdings and the Subsidiaries (on a consolidated basis) as would be required to be reflected as debt or Capital Lease Obligations on the liability side of a consolidated balance sheet of Holdings and the Subsidiaries in accordance with GAAP, (ii) all Indebtedness of Holdings and the Subsidiaries of the type described in clause (n) of the definition thereof and (iii) all obligations in respect of the Guarantees of Holdings and the Subsidiaries in respect of Indebtedness of any third Person of the type referred to in preceding clauses (i) and (ii).

“Consolidated Net Income” shall mean, for any period, the net income (or loss) of Holdings and the Subsidiaries for such period, determined on a consolidated basis (after any deduction for minority interests) and in accordance with GAAP, provided that:

(a)                                  in determining Consolidated Net Income, the net income of any other Person which is not a subsidiary of Holdings or that is accounted for by Holdings by the equity method of accounting shall be included only to the extent of the payment of cash dividends or cash distributions by such other Person to Holdings or a Subsidiary during such period; provided further that the net income of The ArmaKleen Company (“ArmaKleen”) may be included therein so long as (i) Holdings owns directly or indirectly, through one or more of the Subsidiaries, at least 50% of the Equity Interests of ArmaKleen and (ii) Holdings accounts for the net income of ArmaKleen in the same manner as such net income is accounted for by Holdings on the Effective Date as shown in the most recent audited financial statements described in Section 3.04(a); and

(b)                                 the net income of any Subsidiary shall be excluded to the extent that the declaration or payment of cash dividends or similar cash distributions by that Subsidiary of that net income is not at the date of determination permitted by operation of its charter or any agreement, instrument or law applicable to such Subsidiary;

provided that any net income excluded under clause (a) or (b) above in any period (to the extent that such net income otherwise would have been included in the Consolidated Net Income of Holdings in such period) shall be included in any subsequent period to the extent of any cash dividend or cash distribution of such net income in such subsequent period made by such Person to Holdings or a subsidiary thereof (provided the net income of such Subsidiary is not restricted as set forth in clause (b) above).

“Contract Rate” has the meaning assigned to such term in Section 10.13(a).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Linked Account” with respect to each Synthetic L/C Lender, the account established by the Administrative Agent at JPMCB in the name of such Lender pursuant to Section 2.05(e)(i)(A).

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Departing Agent” has the meaning assigned to such term in the definition of the term Loan Documents.

“Deposit Obligations” means all obligations, indebtedness, and liabilities of Holdings and the Subsidiaries, or any one of them, to any Lender or any Affiliate of any Lender arising pursuant to any deposit, lock box, automated clearing house or cash management arrangements entered into by any Lender or any Affiliate of any Lender with Holdings or any Subsidiary, whether now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, without limitation, the obligation, indebtedness, and liabilities of Holdings or any Subsidiary to repay any credit extended in connection with such arrangements, interest thereon, and all fees, costs, and expenses (including attorneys’ fees and expenses) provided for in the documentation executed in connection therewith.

“dollars” or “$” refers to lawful money of the United States of America.

“Dollar Equivalent” of any amount means, at the time of determination thereof: (a) if such amount is expressed in dollars, such amount and (b) if such amount is expressed in a currency other than dollars, the equivalent of such amount in dollars determined using the rate of exchange quoted by JPMCB in New York, New York at 11:00 a.m. (New York, New York time) on the date of determination (or, if such date is not a Business Day, the last Business Day prior thereto) to prime banks in New York for the spot purchase in the New York foreign exchange market of such amount of dollars with such other currency.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States of America, any state thereof or the District of Columbia.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 10.02).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Holdings or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Liability Expenditures” means all expenditures associated with the performance of Remedial Actions.

“Equity Interests” means shares of the capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person or any warrants, options or other rights to acquire such interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by Holdings or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by Holdings or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by Holdings or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by Holdings or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Holdings or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate but not the One Month Adjusted LIBO Rate.  Synthetic L/C Loans are not be Eurodollar Loans.

“Event of Default” has the meaning assigned to such term in Section 8.01.

“Excess Cash Flow “ means, for any period, the remainder of:

(a)           Consolidated EBITDA for such period minus

(b)           the sum of, without duplication:

(i)            the aggregate amount of all Capital Expenditures made by Holdings and the Subsidiaries during such period (other than Capital Expenditures to the extent financed with proceeds from the issuance of Equity Interests, asset sale proceeds, insurance proceeds or Indebtedness (other than Revolving Loans));

(ii)           the aggregate amount of permanent principal payments of Indebtedness for borrowed money of Holdings and the Subsidiaries and the permanent repayment of the principal component of Capital Lease Obligations of Holdings and the Subsidiaries during such period (other than (A) repayments made with the proceeds of asset sales, equity issuances and issuance of Indebtedness (other than Revolving Loans) and (B) re-payments of Loans and/or other Loan Obligations, provided that repayments of Loans shall be deducted in determining Excess Cash Flow to the extent such repayments were (1) required as a result of a scheduled repayment pursuant to Section 2.10 or with respect to an Incremental Term Loan, its Increased Commitment Supplement, or (2) made as a voluntary prepayment pursuant to Section 2.11(a) with internally generated funds (but in the case of a voluntary prepayment of Revolving Loans and Swingline Loans, only to the extent accompanied by a voluntary reduction to the aggregate amount of the Revolving Commitments in an amount equal to such prepayment and in the case of a voluntary prepayment of the Synthetic L/C Loans, only to the extent accompanied by a voluntary reduction to the aggregate amount of the Synthetic L/C Commitments in an amount equal to such prepayment));

(c)           Consolidated Cash Interest Expense for such period;

(d)           payments of taxes based on income (excluding income from asset sales, the receipt of insurance proceeds and similar events) paid in cash during such period;

(e)           payments made pursuant to Section 10.03 hereof during such period, in each case, to the extent not already deducted in the calculation of Consolidated EBITDA;

(f)            Environmental Liability Expenditures paid in cash during such period, to the extent same did not already reduce Consolidated EBITDA;

(g)           the one-time charges attributable to the termination of any or all services provided under a Master Service Agreement with Electronic Data Systems Corporation and EDS Information Services L.L.C. dated April 26, 2002 to the extent same did not already reduce Consolidated EBITDA; and

(h)           the aggregate amount of all cash payments made in respect of all acquisitions permitted by Section 6.04 consummated by the Borrower and the Subsidiaries during such period (other than any such payments to the extent financed with equity proceeds, asset sale proceeds, insurance proceeds or Indebtedness (other than Revolving Loans)).

“Excluded Foreign Subsidiary” means (i) a Foreign Subsidiary, or (ii) an entity treated as disregarded for U.S. federal income tax purposes that owns more than 65% of the voting stock of a Subsidiary described in clauses (i) or (ii) of this definition.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or in which it is otherwise treated as doing business (other than a jurisdiction in which it would not have been treated as doing business but for and solely as a result of its participation in the transactions governed by the Loan Documents), or in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) in the case of any Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Lender’s failure to comply with Section 2.17(e), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.17(a), (d) taxes imposed by the United States of America that arise as a result of the failure of the recipient of the applicable payment to comply with Section 2.17(e), (e) backup withholding taxes imposed by the Unties States of America and (f) any taxes (including interest and penalties) that are attributable to a Lender’s or the Administrative Agent’s gross negligence or willful misconduct.

“Existing Credit Facility” means the credit facility provided under the terms of that certain Credit Agreement dated as of April 7, 2005 among Holdings, certain of the Subsidiaries, the lenders named therein, Deutsche Bank Trust Company Americas, as administrative agent and Credit Suisse First Boston, as syndication agent.

“Existing Mortgages” means the mortgages and deeds of trust described on Schedule 1.01(b).

“fair value” has the meaning assigned to such term in Section 3.15.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Fixed Return” has the meaning assigned to such term in Section 2.12(c).

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

“Fully Satisfied” or “Full Satisfaction” means, as of any date, that on or before such date:

(a)           with respect to the Loan Obligations:  (i) the principal of and interest accrued to such date on the Loan Obligations (other than the contingent L/C Exposure) shall have been paid in full in cash, (ii) all fees, expenses and other amounts then due and payable which constitute Loan Obligations (other than the contingent L/C Exposure and other contingent amounts not then liquidated) shall have been paid in full in cash, (iii) the Commitments shall have expired or irrevocably been terminated, and (iv) the contingent L/C Exposure shall have been secured by: (A) the grant of a first priority, perfected Lien on cash or cash equivalents in an amount at least equal to 102% of the amount of such L/C Exposure or other collateral which is reasonably acceptable to the Issuing Bank or (B) the issuance of a “back-to-back” letter of credit in form and substance reasonably acceptable to the Issuing Bank with an original face amount at least equal to 102% of the amount of such L/C Exposure;

(b)           with respect to the Swap Obligations (i) all termination payments, fees, expenses and other amounts then due and payable under the related Swap Agreements which constitute Swap Obligations shall have been paid in full in cash; and (ii) all contingent amounts which could be payable under the related Swap Agreements shall have been secured by: (A) the grant of a first priority, perfected Lien on cash or cash equivalents in an amount at least equal to 102% of the amount of such contingent Swap Obligations or other collateral which is reasonably acceptable to the Person holding the applicable Swap Obligations or (B) the issuance of a letter of credit in form and substance reasonably acceptable to the Person holding the applicable Swap Obligations and in an amount at least equal to 102% of the amount of such contingent Swap Obligations; and

(c)           with respect to the Deposit Obligations:  (i) all fees, expenses and other amounts then due and payable which constitute Deposit Obligations shall have been paid in full in cash, (ii) any further commitments to extend credit in connection with such Deposit Obligations shall have expired or irrevocably been terminated or reasonably satisfactory arrangements to secure the same shall be made with the depository bank, and (iii) all contingent amounts which could be payable in connection with the Deposit Obligations shall have been secured by: (A) the grant of a first priority, perfected Lien on cash or cash equivalents in an amount at least equal to 102% of the amount of such contingent Deposit Obligations or other collateral which is acceptable to the Lender or Affiliate of a Lender holding the applicable Deposit Obligations or (B) the issuance of a letter of credit in form and substance reasonably acceptable to the Lender or Affiliate of a Lender holding the applicable Deposit Obligations and in an amount at least equal to 102% of the amount of such contingent Deposit Obligations.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority,

instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation (including any obligations under an operating lease) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation (including any obligations under an operating lease) of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranty Agreement” means the guaranty of Holdings and the Subsidiary Loan Parties in the form of Exhibit C hereto.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Holdings” means Safety-Kleen HoldCo., Inc., a Delaware corporation.

“Increased Amount” has the meaning assigned to such term in Section 2.20(b).

“Increased Commitment Supplement” means the Increased Commitment Supplement in the form attached hereto as Exhibit D.

“Incremental Term Lender” means, with respect to an Incremental Term Loan, a Lender who has agree to make such Loan under the terms of the related Increased Commitment Supplement.

“Incremental Term Loan” means a term loan made to Borrower pursuant to an Increased Commitment Supplement.

“Incremental Term Loan Commitment” means, with respect to each Lender, the commitment of such Lender, if any, to make an Incremental Term Loan in the amount set forth in the applicable Increased Commitment Supplement.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such Person upon which interest charges are customarily paid; (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person; (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business); (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (provided that if the Person has not assumed or otherwise become liable in respect of such Indebtedness, such Indebtedness shall be deemed to be in an amount equal to the fair market value of the property to which such Lien relates as determined in good faith by such Person); (g) all Guarantees by such Person; (h) all Capital Lease Obligations of such Person; (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty; (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; (k) all obligations of such Person in respect of mandatory redemption or mandatory dividend rights on Equity Interests but excluding dividends payable solely in additional Equity Interests; (1) all obligations of such Person, contingent or otherwise, for the payment of money under any noncompete, consulting or similar agreement entered into with the seller of a Target or any other similar arrangements providing for the deferred payment of the purchase price for an acquisition permitted hereby or an acquisition consummated prior to the date hereof; (m) all obligations of such Person under any Swap Agreement; (n) all obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which lease is required or is permitted to be classified and accounted for as an operating lease under GAAP but which is intended by the parties thereto for tax, bankruptcy, regulatory, commercial law, real estate law and all other purposes as a financing arrangement; and (o) all other amounts (other than accruals, deferred revenue and deferred taxes) which are required by GAAP to be included as liabilities on a consolidated balance sheet of such Person.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.  The amount of the obligations of Holding or any Subsidiary in respect of any Swap Agreement shall, at any time of determination and for all purposes under this Agreement, be the maximum aggregate amount (giving effect to any netting agreements) that Holding or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time giving effect to current market conditions notwithstanding any contrary treatment in accordance with GAAP.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning assigned to such term in Section 10.03(b).

“Information” has the meaning assigned to such term in Section 10.12.

“Information Memorandum” means the Confidential Information Memorandum dated June 2006 relating to the Borrower and the Transactions.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing or Term Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan) and any Synthetic L/C Loan, the first Business Day of each January, April, July and October, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means:

(a)           with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; and

(b)           with respect to any Synthetic L/C Borrowing, the period commencing on the first day of a calendar month and ending on the last day of a calendar month;

provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Issuing Bank” means JPMCB, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i).  The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate and the terms and provisions hereof applicable to any such Letter of Credit issued by such Affiliate shall be binding upon such Affiliate.

“JPMCB” means JPMorgan Chase Bank, National Association in its individual capacity and not as Administrative Agent.

“L/C Disbursement” means either a Revolving L/C Disbursement or a Synthetic L/C Disbursement.

“L/C Exposure” means the Revolving L/C Exposure and the Synthetic L/C Exposure.

“Lenders” means (a) for all purposes, the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Increased Commitment Supplement or an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or otherwise and (b) for purposes of the definitions of “Swap Obligations” and “Secured Parties” only, shall include any Person who was a Lender at the time a Swap Agreement was entered into by one or more of the Loan Parties, even though, at a later time of determination, such Person no longer holds any Commitments or Loans hereunder.  Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender and the Incremental Term Lenders.  As a result of clause (b) of this definition, the Swap Obligations owed to a Lender or its Affiliates shall continue to be “Swap Obligations”, entitled to share in the benefits of the Collateral as herein provided, even though such Lender ceases to be a party hereto pursuant to an Assignment and Assumption or otherwise.

“Letter of Credit” means any Revolving Letter of Credit or any Synthetic Letter of Credit.

“Leverage Ratio” means, on any date, the ratio of Consolidated Indebtedness outstanding as of such date to the Consolidated Adjusted EBITDA as calculated for the four fiscal quarters then most recently ended for which financial statements are available.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period and with respect to the One Month Adjusted LIBO Rate, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of the applicable Interest Period, as the rate for dollar deposits with a maturity comparable to the applicable Interest Period.  In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to the applicable Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, the Guaranty Agreement, the Security Agreement, the Mortgages and all other certificates, agreements and other documents or instruments now or hereafter executed and/or delivered pursuant to or in connection with the foregoing.  For purposes of 10.03 only, the term “Loan Document” includes the payoff letter executed by Deutsche Bank Trust Company Americas, as administrative agent and collateral agent under the Existing Credit Facility (the “Departing Agent”), which payoff letter has been agreed to by the Borrower, certain of the Guarantors and certain other Affiliates of the Borrower and the Administrative Agent and provides for the payoff of the obligations outstanding thereunder, the assignment to the Administrative Agent of the Existing Mortgages and the indemnification by the Administrative Agent of the Departing Agent, each of the other agents under the Existing Credit Facility and each of the lenders under the Existing Credit Facility for matters relating to the payoff and such assignment.

“Loan Obligations” means all obligations, indebtedness, and liabilities of Holdings and the  Subsidiaries, or any one of them, to the Administrative Agent and the Lenders arising pursuant to any of the Loan Documents, whether now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, without limitation, the obligation of Holdings or any Subsidiary to repay the Loans, the L/C Disbursements, interest on the Loans and L/C Disbursements, and all fees, costs, and expenses (including attorneys’ fees and expenses) provided for in the Loan Documents.

“Loan Parties” means Holdings, the Borrower and the Subsidiary Loan Parties.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, prospects or condition, financial or otherwise, of Holdings and the Subsidiary Loan Parties taken as a whole, (b) the validity or enforceability of any Loan Document or (c) the rights of or remedies available to the Lenders under any Loan Document.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit but including, without limitation, obligations in respect of one or more Swap Agreements) of any one or more of Holdings and the Subsidiaries in an aggregate principal amount exceeding $10,000,000.

“Material Real Property” shall mean any real property owned by any of the Loan Parties the fair market value of which (as determined in good faith by Borrower) is greater than $1,000,000.

“Maximum Rate” has the meaning assigned to such term in Section 10.13(a).

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means a mortgage, deed of trust, assignment of leases and rents, leasehold mortgage or other security document granting a Lien on any Mortgaged Property to secure the Obligations.  Each Mortgage shall be satisfactory in form and substance to the Administrative Agent.  The term “Mortgage” shall include the Existing Mortgages as the same have been assigned to the Administrative Agent pursuant to the Assignment of Lien.

“Mortgaged Property” means, initially, each parcel of real property and the improvements thereto owned by a Loan Party and identified on Schedule 1.01(a), and includes each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 5.12.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any event (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds, but only as and when received, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid by Holdings and the Subsidiaries to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made by Holdings and the Subsidiaries as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by Holdings and the Subsidiaries, and the amount of any reserves established by Holdings and the Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event or any transaction occurring or deemed to occur as a result of making a prepayment hereunder (as determined reasonably and in good faith by the chief financial officer of Holdings).

“New Lender” has the meaning assigned to such term in Section 2.20(b).

“New Total Return” has the meaning assigned to such term in Section 2.20(f).

“Non-consenting Lender” has the meaning assigned to such term in Section 2.19(b).

“Note” means a promissory note executed by the Borrower pursuant to Section 2.09(e).

“Obligations” means all Loan Obligations, the Swap Obligations and all Deposit Obligations.

“One Month Adjusted LIBO Rate” means for any calendar month, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for an Interest Period of one month commencing on the first day of such calendar month multiplied by (b) the Statutory Reserve Rate; subject however, to the terms of Section 2.14.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document; excluding, however, such taxes that are imposed as a result of an assignment or designation of a new applicable lending office (other than assignment or new designation that occurs as a result of Borrower’s request pursuant to Section 2.19).

“Participant” has the meaning set forth in Section 10.04(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a)           Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;

(b)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that (i) are not overdue by more than 30 days, (ii) are being contested in compliance with Section 5.04 or (iii) do not at any time exceed $500,000 in the aggregate for all such Liens and for Holdings and all the Subsidiaries;

(c)           pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)           deposits to secure the performance of bids, trade contracts (including customer contracts), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)           judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Section 8.01;

(f)            easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(g)           liens arising from filing UCC financing statements regarding leases permitted by this Agreement;

(h)           leasing or licensing of real or personal property (including subleases or sublicenses) permitted by Section 6.05;

(i)            with respect to each parcel of Mortgaged Property, encumbrances thereon reflected as exceptions to title in the mortgage title insurance policy (or binding commitment) relating to such parcel and approved by the Administrative Agent;

(j)            statutory and common law landlords’ liens under leases to which Holdings or one of the Subsidiaries is a party;

(k)           customary Liens (including the right of set-off) in favor of institutions at which deposit, commodity and security accounts are held encumbering such accounts and the assets held therein incurred in the ordinary course of business; and

(l)            liens incurred by Borrower or any subsidiary of Borrower with the consent of the Required Lenders.

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means:

(a)           securities issued or directly and fully guaranteed or insured by the United States of America or any agency, instrumentality or sponsored corporation thereof and backed by the full faith and credit of the United States of America, and in each case having maturities of not more than one year from the date of acquisition;

(b)           dollar denominated time deposits, certificates of deposit, overnight bank deposits and bankers’ acceptances with any Lender or any commercial bank of recognized standing, having capital and surplus in excess of $250,000,000 and the commercial paper of the holding company of which, at the time of acquisition thereof, is rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), or, if no such commercial paper rating is available, a long-term debt rating, at the time of acquisition thereof, of at least A or the equivalent thereof by S&P or at least A-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency);

(c)           repurchase obligations with a term of not more than 92 days for underlying securities of the types described in clause (a) above and entered into with any commercial bank meeting the qualifications specified in clause (b) above;

(d)           other investment instruments offered or sponsored by financial institutions having capital and surplus in excess of $250,000,000 and the commercial paper of the holding company of which, at the time of acquisition thereof, is rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), or, if no such commercial paper rating is available, a long-term debt rating, at the time of acquisition thereof, of at least A+ or the equivalent thereof by S&P or at least A-1 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency);

(e)           readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having, at the time of acquisition thereof, one of the two highest rating categories obtainable from either Moody’s or S&P (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency)

(f)            commercial paper rated, at the time of acquisition thereof, at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), in each case maturing within one year after the date of acquisition;

(g)           investments in money market funds which invest substantially all their assets in securities of the types described in clauses (a) through (f) above; and

(h)           in the case of any Foreign Subsidiary: (i) certificates of deposit (or comparable instruments) of any bank with which such Foreign Subsidiary regularly transacts business and with maturities of not more than six months from the date of acquisition by such Foreign Subsidiary, (ii) overnight deposits and demand deposit accounts maintained with any bank that such Foreign Subsidiary regularly transacts business and (iii) securities of the type and maturity described in clause (a) above but issued by the principal governmental authority in which such Foreign Subsidiary is organized so long as such security has the highest rating available from either S&P or Moody’s.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Holdings or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prepayment Event” means:

(a)           a Permitted Asset Disposition but only if as of the date of a Permitted Asset Disposition, the aggregate book value of all of the assets disposed of in Permitted Asset Dispositions during the period from the Effective Date to the date of determination (including the book value of the Permitted Asset Disposition in question) equal or exceed 5% of Holding’s Consolidated Assets as determined as of such date, with the term “Permitted Asset Disposition” meaning:

(i)            any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any asset of Holdings or any Subsidiary, other than dispositions described in paragraphs clauses (a), (b), (c) and (d) of Section 6.05; and

(ii)           any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any asset of Holdings or any Subsidiary; or

(b)           the incurrence by Holdings or any Subsidiary of any Indebtedness, other than Indebtedness permitted by Section 6.01

“present fair saleable value” has the meaning assigned to such term in Section 3.15.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Prior Lender Affiliate” has the meaning assigned to such term in Section 9.11.

“Purchase Price” has the meaning assigned to such term in Section 6.04(k)(ii).

“Register” has the meaning set forth in Section 10.04(b)(iv).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Remedial Action” means all costs and actions to (a) clean up, remove, remediate, contain, treat, monitor, investigate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare of the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, or (d) perform any pre-remedial, restoration or reclamation studies, investigations, or post-remedial, restoration or reclamation operation and maintenance activities.

“Required Lenders” means, at any time, Lenders having Revolving Exposures, Term Loans, Synthetic L/C Loans and unused Commitments representing more than 50% of the sum of the total Revolving Exposures, outstanding Term Loans, outstanding Synthetic L/C Loans and unused Commitments at such time.

“Required Percentage” has the meaning assigned to such term in Section 2.11(d)

“Restricted Indebtedness” means Indebtedness of Holdings or any Subsidiary, the payment, prepayment, redemption, repurchase or defeasance of which is restricted under Section 6.08(b).

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests.

“Revolving Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) increased from time to time pursuant to an Increased Commitment Supplement, and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04.  The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment or in the Increased Commitment Supplement pursuant to which such Lender shall have become a Lender or increased its Revolving Commitment, as applicable.  The initial aggregate amount of the Lenders’ Revolving Commitments on the Effective Date is $90,000,000; provided that, in addition to the increases permitted by Section 2.20, the Borrower may, by written notice delivered to the Administrative Agent, increase the Revolving Commitments by an aggregate amount up to $10,000,000 (increasing the initial aggregate Revolving Commitments up to an aggregate amount not to exceed $100,000,000) by joining one or two additional financial institutions or other lenders approved by the Administrative Agent (which approval will not be unreasonably withheld or delayed) as Revolving Lenders hereunder, each with a Revolving Commitment in an amount not less than $5,000,000 (each such additional financial institution herein a “New Revolving Lender”).  Upon receipt of notice from the Borrower that one or more New Revolving Lenders have agreed to provide Revolving Commitments in an aggregate amount up to $10,000,000, then, provided that no Default exists at such time or after giving effect to the requested increase, Holdings, the Borrower, the Administrative Agent, and the New Revolving Lender or Lenders shall execute and deliver an Increased Commitment Supplement (herein so called) in the form attached hereto as Exhibit D.  As a result of the fact that all the existing Revolving Lenders shall not have provided their pro rata portion of the requested increase of the Revolving Commitments, then after giving effect to the increase, the outstanding Revolving Loans will not be held pro rata in accordance with the new Revolving Commitments.  In order to remedy the foregoing, on the effective date of the Increased Commitment Supplement delivered under this definition, the Revolving Lenders shall make advances among themselves (either directly or through the Administrative Agent) so that after giving effect thereto the Revolving Loans will be held by the Revolving Lenders pro rata in accordance with their respective Applicable Percentages.  Any advances made under the provisions of this definition by a Revolving Lender shall be deemed to be a purchase of a corresponding amount of the Revolving Loans of the Revolving Lender or Lenders who shall receive such advances.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its Revolving L/C Exposure and Swingline Exposure at such time.

“Revolving L/C Disbursements” means a payment made by the Issuing Bank pursuant to a Revolving Letter of Credit.

“Revolving L/C Exposure” means, at any time, the Dollar Equivalent amount of the sum of (a) the aggregate undrawn amount of all outstanding Revolving Letters of Credit at such time plus (b) the aggregate amount of all Revolving L/C Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.  The Revolving L/C Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total Revolving L/C Exposure at such time.

“Revolving Lender” means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Letters of Credit” means any letter of credit issued under Section 2.05 and determined to be a “Revolving Letter of Credit” under the terms of Section 2.05(b).

“Revolving Loan” means a loan made pursuant to clause (c) of Section 2.01.

“Revolving Maturity Date” means August 3, 2012.

“Rights Offering” means the offer made by Holdings to its existing Equity Interest holders to purchase additional shares of Holdings’ common stock for cash or in exchange for the cancellation of Take Back Notes as described in Holdings’ Offering Memorandum relating thereto.

“S&P” means Standard & Poor’s Rating Services, a division of the McGraw Hill Companies.

“Secured Parties” means the Administrative Agent, the Lenders, each Affiliate of a Lender who is owed any portion of the Obligations and Deutsche Bank AG as long as it is owed any Swap Obligations.

“Security Agreement” means the Security Agreement among the Borrower, Holdings, and the Subsidiary Loan Parties in substantially the form attached hereto as Exhibit E.

“Security Documents” means the Guaranty Agreement, the Security Agreement, the Mortgages and each other security agreement or other instrument or document executed and delivered pursuant to Section 5.12 or 5.13 to secure any of the Obligations.

“SK Holding” means SK Holding Company, Inc., a Delaware corporation.

“SK Preferred Stock” means SK Holding’s Series A preferred stock.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Loans and Synthetic L/C Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity  of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held.

“Subsidiary” means any subsidiary of Holdings.

“Subsidiary Loan Party” means all the Subsidiaries other than The ArmaKleen Company, Elgint Corp, SK Europe, Inc. and the Excluded Foreign Subsidiaries.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings or the Subsidiaries shall be a Swap Agreement.

“Swap Obligations” means (a) all obligations, indebtedness, and liabilities of Holdings and the Subsidiaries, or any one of them, to any Lender or any Affiliate of any Lender, arising pursuant to any Swap Agreements entered into by such Lender or Affiliate with Holdings or any Subsidiary, whether now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, without limitation, all fees, costs, and expenses (including attorneys’ fees and expenses) provided for in such Swap Agreements and (b) all obligations, indebtedness, and liabilities of Borrower to Deutsche Bank AG arising pursuant to the interest rate swap transactions governed by that certain Confirmation dated April 22, 2005 between Borrower and Deutsche Bank AG (as the same exist on the Effective Date, without giving effect to any amendment or other modification thereto for purposes of this definition unless amended with the consent of the Administrative Agent, which consent will not be unreasonably withheld or delayed), whether such obligations, indebtedness, and liabilities are now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, without limitation, all fees, costs, and expenses (including attorneys’ fees and expenses) provided for in such Confirmation and Master Agreement.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time.  The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means JPMCB, in its capacity as the lender of Swingline Loans hereunder.

“Swingline Loan” means a loan made pursuant to Section 2.04.

“Synthetic Exposure” means, with respect to any Synthetic L/C Lender at any time, the sum of the outstanding principal amount of such Lender’s Synthetic L/C Loans and its Synthetic L/C Exposure at such time.  The Synthetic Exposure of any Synthetic Lender at any time shall be its Applicable Percentage of the total Synthetic Exposure at such time.

“Synthetic L/C Loans” means a loan made pursuant to clause (a) of Section 2.01.

“Synthetic L/C Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Synthetic L/C Loans hereunder, expressed as an amount representing the maximum principal amount of the Synthetic L/C Loans to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) increased or established from time to time pursuant to an Increased Commitment Supplement, and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04.  The initial amount of each Lender’s Synthetic L/C Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Synthetic L/C Commitment or in the Increased Commitment Supplement pursuant to which such Lender became a Synthetic L/C Lender, as applicable.  The initial aggregate amount of the Lenders’ Synthetic L/C Commitments on the Effective Date is $65,000,000.

“Synthetic L/C Disbursements” means a payment made by the Issuing Bank pursuant to a Synthetic Letter of Credit.

“Synthetic L/C Exposure” means, at any time, the Dollar Equivalent amount of the sum of (a) the aggregate undrawn amount of all outstanding Synthetic Letters of Credit at such time plus (b) the aggregate amount of all Synthetic L/C Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.  The Synthetic L/C Exposure of any Synthetic L/C Lender at any time shall be its Applicable Percentage of the total Synthetic L/C Exposure at such time.

“Synthetic L/C Lender” means a Lender with a Synthetic L/C Commitment or, if the Synthetic L/C Commitments have terminated or expired, a Lender with Synthetic Exposure.

“Synthetic Letters of Credit” means any letter of credit issued under Section 2.05 and determined to be a “Synthetic Letter of Credit” under the terms of Section 2.05(b).

“Take Back Notes” means the notes issued by Borrower and Safety-Kleen Oil Recovery Company pursuant to that certain Term Note Agreement dated as of December 24, 2003 among Holdings, SK Holding, certain other Subsidiaries and BNY Asset Solutions LLC as agent.

“Target” means a Person who is to be acquired or whose assets are to be acquired in a transaction permitted by Section 6.04.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term B Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Term B Loan hereunder on the Effective Date, expressed as an amount representing the maximum principal amount of the Term B Loan to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) increased or established from time to time pursuant to an Increased Commitment Supplement, and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04.  The initial amount of each Lender’s Term B Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Term B Commitment or in the Increased Commitment Supplement pursuant to which such Lender became a Lender, as applicable.  The initial aggregate amount of the Lenders’ Term B Commitments on the Effective Date is $230,000,000.

“Term B Lender” means a Lender with a Term B Commitment or an outstanding Term B Loan.

“Term B Loan” means a loan made pursuant to clause (b) of Section 2.01.

“Term Loan Maturity Date” means August 2, 2013.

“Term Loans” means Term B Loans and the Incremental Term Loans.

“Total Return” has the meaning assigned to such term in Section 2.20(f).

“Transactions” means the consummation of the Rights Offering on the Effective Date, the repayment in full of the Take Back Notes and the Existing Credit Facility on the Effective Date, the redemption in full of all SK Preferred Stock and the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation 100% of whose capital stock (other than director’s qualifying shares and/or other nominal amounts of shares required by applicable law to be held by Persons other than such Person) is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% Equity Interest at such time.

Section 1.02.                             Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

Section 1.03.                             Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04.                             Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision  amended in accordance herewith.

ARTICLE II.

The Credits

Section 2.01.                             Commitments.  Subject to the terms and conditions set forth herein, each Lender agrees:

(a)                                  Synthetic L/C Loans.  To make loans to the Borrower at any time and from time to time during the period commencing on the date hereof and ending on the Term Loan Maturity Date in an aggregate principal amount that will not result in such Lender’s Synthetic Exposure exceeding such Lender’s Synthetic L/C Commitment; provided that each Synthetic L/C Loan of a Lender shall be funded solely from amounts on deposit in its Credit Linked Account as provided in Section 2.05(e)(i)(C)(1);

(b)                                 Term B Loans.  To make a loan to the Borrower on the Effective Date in a principal amount not exceeding its Term B Commitment; and

(c)                                  Revolving Loans.  To make loans to the Borrower from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment.

Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans and Synthetic L/C Loans.  Amounts repaid in respect of Term Loans may not be reborrowed.

Section 2.02.                             Loans and Borrowings.

(a)                                  Loans Made Ratably.  Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)                                 Initial Type of Loans.  Subject to Section 2.14, each Revolving Borrowing and Term Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans or any combination thereof as the Borrower may request in accordance herewith or, with respect to Incremental Term borrowings, in accordance with the terms of the applicable Increased Commitment Supplement; provided that all Borrowings made on the Effective Date must be made as ABR Borrowings and an Increased Commitment Supplement may provide that the Incremental Term Borrowings governed thereby will accrue interest on the basis set forth therein.  Each Swingline Loan shall be an ABR Loan and each Synthetic L/C Loan shall bear interest as provided in Section 2.13(c).  Each Lender at its option may make any Eurodollar Loan or Synthetic L/C Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)                                  Minimum Amounts; Limitation on Eurodollar Borrowings.  At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000.  At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments or that is required to finance the reimbursement of a Revolving L/C Disbursement as contemplated by Section 2.05(f)(ii).  Each Synthetic L/C Borrowing will be in an aggregate amount that is required to finance the reimbursement of a Synthetic L/C Disbursement as contemplated by Section 2.05(f)(i).  Each Swingline Loan shall be in an amount that is an integral multiple of $50,000 and not less than $100,000 or in an amount that is required to finance the reimbursement of a Revolving L/C Disbursement as contemplated by Section 2.05(f)(ii).  Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Eurodollar Borrowings outstanding.

(d)                                 Limitation on Interest Periods.  Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Maturity Date or Term Loan Maturity Date, as applicable.

Section 2.03.                             Requests for Borrowings.  To request a Revolving Borrowing or Term B Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than noon, Houston, Texas time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than noon, Houston, Texas time, one Business Day before the date of the proposed Borrowing; provided that the Borrower is not required to give notice of an automatic ABR Revolving Borrowing that is used to finance the reimbursement of a Revolving L/C Disbursement under the terms of Section 2.05(f)(ii).  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by delivery to the Administrative Agent of a written Borrowing Request in a form attached hereto as Exhibit  F and signed by the Borrower which may be delivered by hand, by telecopy or by electronic communication pursuant to procedures approved by the Administrative Agent.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)                                     the aggregate amount of such Borrowing;

(ii)                                  the date of such Borrowing, which shall be a Business Day;

(iii)                               whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv)                              in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)                                 the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section and promptly after a Revolving L/C Disbursement is made which is to be financed with an automatic ABR Revolving Borrowing under Section 2.05(f)(ii), the Administrative Agent shall advise each Lender of the details of the applicable Borrowing and of the amount of such Lender’s Loan to be made as part of the applicable Borrowing.  Synthetic L/C Loans shall be made pursuant to the provisions of Section 2.05(e)(i)(C)(1).  Incremental Term Loans shall be made pursuant to the terms of the applicable Increased Commitment Supplement.

Section 2.04.                             Swingline Loans.

(a)                                  Commitment.  Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make loans to the Borrower from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $15,000,000 or (ii) the sum of the total Revolving Exposures exceeding the total Revolving Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b)                                 Borrowing Procedure.  To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than noon, Houston, Texas time, on the day of a proposed Swingline Loan.  Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan.  The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower.  Swingline Loans may be made automatically under the provisions of Section 2.05(f)(ii) to finance a Revolving L/C Disbursement as provided therein.  The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender or by wire transfer, automated clearing house debit or interbank transfer to such other account, accounts or Person designated by the Borrower (or, in the case of a Swingline Loan made to finance the reimbursement of a Revolving L/C Disbursement as provided in Section 2.05(f)(ii), by remittance to the Issuing Bank) by 3:00 p.m., Houston, Texas time, on the requested date of such Swingline Loan.

(c)                                  Revolving Lender Participation in Swingline Loans.  The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., Houston, Texas time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding.  Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate.  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans.  Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders.  The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender.  Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

Section 2.05.                             Letters of Credit.

(a)                                  General.  Subject to the terms and conditions set forth herein, the Issuing Bank agrees to issue letters of credit for the account of the Borrower for use by Holdings or one or more of the Subsidiaries, payable in dollars, Canadian dollars or in such other currency that is acceptable to the Issuing Bank at any time and from time to time until the Term Loan Maturity Date; provided that:  (i) each such letter of credit is in a form reasonably acceptable to the Administrative Agent and the Issuing Bank; (ii) the Revolving L/C Exposure shall not exceed $30,000,000; (iii) the total Revolving Exposures shall not exceed the total Revolving Commitments; (iv) the Synthetic Exposure shall not exceed the total Synthetic L/C Commitments; and (v) no Revolving Letter of Credit may be issued hereunder after the Revolving Maturity Date.

(b)                                 Determination of the Type of Letter of Credit.  Letters of Credit issued under the terms of Section 2.05(a) shall be Synthetic Letters of Credit unless after giving effect thereto the Synthetic Exposure would exceed the total Synthetic L/C Commitments.  Letters of Credit issued under the terms of Section 2.05(a) shall be Revolving Letters of Credit only to the extent, and in an amount by which, the aggregate amount of the Synthetic Exposure exceeds the total Synthetic L/C Commitments.  Drawings under any Letter of Credit shall be deemed to have been made first under Synthetic Letters of Credit for so long as, and to the extent that, there are any undrawn Synthetic Letters of Credit outstanding and thereafter shall be deemed to have been made under Revolving Letters of Credit.  Any Letter of Credit that expires or terminates will be deemed to be first a Revolving Letter of Credit, for so long as, and to the extent that, there are outstanding Revolving Letters of Credit immediately prior to such expiration or termination.  To the extent necessary to implement the foregoing, the identification of a Letter of Credit as a Revolving Letter of Credit or a Synthetic Letter of Credit may change from time to time and a portion of a Letter of Credit may be deemed to be a Synthetic Letter of Credit and the remainder be deemed to be a Revolving Letter of Credit.  Notwithstanding the foregoing, the entire face amount of any Letter of Credit with an expiration date after the Revolving Maturity Date shall at all times be deemed to be a Synthetic Letter of Credit.

(c)                                  Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver, telecopy or transmit by electronic communication (if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (d) of this Section), the amount of such Letter of Credit, the currency in which such Letter of Credit is payable, name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(d)                                 Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) (provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods not to extend past the date in clause (ii) below) and (ii) with respect to Revolving Letters of Credit, the date that is five Business Days prior to the Revolving Maturity Date and with respect to Synthetic Letters of Credit, the date that is five Business Days prior to the Term Loan Maturity Date.

(e)                                  Participations.

(i)                                     Synthetic Letters of Credit.  By the issuance of a Synthetic Letter of Credit (or an amendment to a Synthetic Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Synthetic L/C Lender, and each Synthetic L/C Lender hereby acquires from the Issuing Bank, a participation in such Synthetic Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate Dollar Equivalent amount available to be drawn under such Synthetic Letter of Credit.  In consideration and in furtherance of the foregoing, each Synthetic L/C Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent in dollars, for the account of the Issuing Bank, such Lender’s Applicable Percentage of the Dollar Equivalent amount of each Synthetic L/C Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (f)(i) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason; provided that each such payment obligations of a Synthetic Lender shall be funded solely from amounts on deposit in its Credit Linked Account as provided in subparagraph (e)(i)(C)(1) of this Section.  Each Synthetic L/C Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Synthetic Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Synthetic Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Synthetic L/C Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(A)                              Establishment of Credit Linked Accounts; Grant of Security Interest therein.  On or prior to the Effective Date, the Administrative Agent shall establish an account at JPMCB in the name of each Synthetic L/C Lender.  The Administrative Agent shall establish additional Credit Linked Accounts at JPMCB at such times and in the names of the applicable Synthetic L/C Lender as shall be required pursuant to Section 2.20 or Section 10.04.  Amounts on deposit in each Credit Linked Account shall be invested, or caused to be invested, by the Administrative Agent as set forth in subparagraph (e)(i)(D) below, and no Person (other than the Administrative Agent or any of its sub-agents) shall have the right to make any withdrawals from any Credit Linked Account or exercise any other right or power with respect thereto, except as expressly provided in subparagraph (e)(i)(C) below.  Without limiting the generality of the foregoing, each party hereto acknowledges and agrees that no amount on deposit at any time in any Credit Linked Account shall be the property of any Loan Party, shall constitute “Collateral” under the Loan Documents, or shall otherwise be available in any manner to satisfy any Obligation of any Loan Party under the Loan Documents.  However, the Credit Linked Account of a Synthetic L/C Lender and all moneys and other investment property held therein is provided to secure the funding obligation of such Synthetic L/C Lender to the Issuing Bank under Section 2.05(e)(i) and in furtherance of the foregoing, each Synthetic L/C Lender hereby grants to the Administrative Agent a security interest in its Credit Linked Account and all moneys and investment property held therein or pursuant thereto to secure its obligations under Section 2.05(e)(i).  Such security interests are perfected by control.  Each Synthetic L/C Lender represents and warrants to the Issuing Lender and the Administrative Agent that its Credit Linked Account and all moneys and investment property held therein or pursuant thereto are not subject to any Lien.  Each Synthetic L/C Lender agrees that it will not grant any Lien in its Credit Linked Account nor in any moneys and investment property held therein or pursuant thereto except as provided in this Section and it will not transfer or assign any of its right, title and interest in or to such property except in accordance with the terms of Section 10.04.

(B)                                Deposits into Credit Linked Accounts.  The following amounts will be deposited in each Credit Linked Account at the following times:

(1)                                  On the Effective Date.  On the Effective Date, each Synthetic L/C Lender shall deposit in its Credit Linked Account an amount in dollars equal to such Synthetic L/C Lender’s Synthetic L/C Commitment.  All funding obligations of a Synthetic L/C Lender with respect to any Synthetic L/C Loans and all obligations of a Synthetic L/C Lender to repay the Issuing Bank with respect to any Synthetic L/C Disbursement not reimbursed by the Borrower, shall be satisfied upon such Synthetic L/C Lender’s making such deposit in its Credit Linked Account;

(2)                                  Synthetic Loan Payments.  On any date on which the Administrative Agent receives any payment for the account of any Synthetic L/C Lender with respect to the principal amount of any of its Synthetic L/C Loans prior to the date that the Credit Linked Accounts are closed under subparagraph (e)(i)(C)(6) of this Section, the Administrative Agent shall deposit such amount in the Credit Linked Account of such Synthetic L/C Lender;

(3)                                  Synthetic Letter of Credit Reimbursement Payments.  On any date on which the Administrative Agent or the Issuing Bank receives any reimbursement payment from the Borrower with respect to amounts withdrawn from any Credit Linked Account to reimburse the Issuing Bank with respect to any payment made by it under any Synthetic Letter of Credit prior to the date that the Credit Linked Accounts are closed under subparagraph (e)(i)(C)(6) of this Section, the Administrative Agent or the Issuing Bank shall deposit in each Credit Linked Account the portion of such reimbursement payment to be deposited therein, in accordance with Section 2.05(f);

(4)                                  Assignments of Synthetic L/C Commitment.  Concurrently with the effectiveness of any assignment by any Synthetic L/C Lender of all or any portion of its Synthetic L/C Commitment, the Administrative Agent shall transfer into the Credit Linked Account of the assignee Synthetic L/C Lender the corresponding portion of the amount on deposit in the assignor’s Credit Linked Account in accordance with Section 10.4;

(5)                                  On the Effective Date of an Increased Commitment Supplement.  On the effective date of an Increased Commitment Supplement that increases a Synthetic L/C Commitment of a Lender, each Lender that shall then be increasing its Synthetic L/C Commitment or providing a new Synthetic L/C Commitment shall deposit in its Credit Linked Account an amount in dollars equal to the amount by which such Synthetic L/C Lender’s Synthetic L/C Commitment has increased or been established.  All funding obligations of a Synthetic L/C Lender arising under such increase or new Synthetic L/C Commitment with respect to any Synthetic L/C Loan and all obligations of a Synthetic L/C Lender arising under such increase or new Synthetic L/C Commitment to repay the Issuing Bank with respect to any draw paid by it under any Synthetic Letter of Credit and not reimbursed by the Borrower, shall be satisfied upon such Synthetic L/C Lender’s making such deposit in its Credit Linked Account; and

(6)                                  Deposit of Investment Return.  The return earned under Section 2.05(e)(i)(D) for the first two months of each calendar quarter by a Synthetic L/C Lender shall be deposited by the Administrative Agent in the Credit Linked Account of the applicable Synthetic L/C Lender as provided for in such Section.

(C)                                Withdrawals from and Closing of Credit Linked Accounts.  Amounts on deposit in each Credit Linked Account shall be withdrawn and distributed (or transferred, in the case of clause (3) below) as follows:

(1)                                  Funding of Synthetic L/C Disbursements; Creation of Synthetic L/C Loans.  On any date on which the Issuing Bank is to be reimbursed by the Synthetic L/C Lenders for any payment made by the Issuing Bank with respect to a Synthetic L/C Letter of Credit under Section 2.05(f)(i), the Administrative Agent shall withdraw from each Credit Linked Account an amount equal to the relevant Synthetic L/C Lender’s Applicable Percentage of the Dollar Equivalent amount of such unreimbursed payment, and make such amount available to the Issuing Bank in accordance with Section 2.05(f), and the amount so withdrawn shall be deemed to be a Synthetic L/C Loan made on such date;

(2)                                  Reduction of the Synthetic L/C Commitments.  Concurrently with each optional or mandatory reduction or termination of the total Synthetic L/C Commitments pursuant to Section 2.08 or Section 2.11(e)(ii), the Administrative Agent shall withdraw from each Credit Linked Account, and pay to the relevant Synthetic L/C Lender, an amount equal to such Synthetic L/C Lender’s Applicable Percentage of the amount of the optional or mandatory reduction of the total Synthetic L/C Commitments;

(3)                                  Assignment of a Synthetic L/C Commitment.  Concurrently with the effectiveness of any assignment by any Synthetic L/C Lender of all or any portion of its Synthetic L/C Commitment, the corresponding portion of the amount on deposit in the assignor’s Credit Linked Account shall be transferred from the assignor’s Credit Linked Account to the assignee’s Credit Linked Account in accordance with

Section 10.04 and, if required by Section 10.04, the Administrative Agent shall close such assignor’s Credit Linked Account;

(4)                                  Settlement Date.  Promptly following the earlier to occur of the Term Loan Maturity Date or the date of the acceleration of the Loan Obligations in accordance with Section 8.01, the Administrative Agent shall withdraw from each Credit Linked Account and pay to such Synthetic L/C Lender an amount equal to the applicable Synthetic L/C Lender’s Applicable Percentage of the amount by which aggregate amounts then on deposit in the Credit Linked Accounts exceed the sum of the Synthetic L/C Exposure that is denominated in dollars plus 102% of the Synthetic L/C Exposure which is denominated in currencies other than dollars;

(5)                                  Withdrawal of Investment Return.  The return deposited in the Credit Linked Account of a Synthetic L/C Lender monthly under Section 2.05(e)(i)(D), shall be withdrawn quarterly and paid to the applicable Synthetic L/C Lender as provide for in Section 2.05(e)(i)(D); and

(6)                                  Final Distribution.  Upon the reduction of the total Synthetic L/C Commitments to $0 and the expiration or cancellation of all outstanding Synthetic Letters of Credit, the Administrative Agent shall withdraw from each Credit Linked Account, and pay to the relevant Synthetic L/C Lender, the aggregate amount then on deposit therein, and shall close each such Credit Linked Account.

(D)                               Payment of Investment Return.  The Administrative Agent shall pay to each Synthetic L/C Lender a rate per annum on the amount on deposit in the Credit Linked Account of such Synthetic L/C Lender equal to:

(i)                                     either:

(x)                                   the one month London interbank offered rate as determined by the Administrative Agent on such day (or if such day was not a Business Day, the first Business Day immediately preceding such day) based on rates for deposits in dollars as set forth on the Bloomberg L.P. page BTMM (or on any successor or substitute page of Bloomberg L.P. or any successor to or substitute for Bloomberg L.P. providing rate quotations comparable to those currently provided on such page, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) or

(y)                                 if the circumstances giving rise to the notice delivered under Section 2.14 are in effect with respect to the one month LIBO Rate, the rate determined pursuant to Section 2.14 (the rate determined pursuant to this clause (i), herein the “Benchmark LIBOR Rate”) minus

(ii)                                  0.15% (based on a 365 or 366 day year, as the case may be).

The Benchmark LIBOR Rate will be reset on each Business Day.  Such return accrued during any of the first two months of any calendar quarter will be deposited in each Synthetic L/C Lender’s Credit Linked Account by the Administrative Agent on the first Business Day of the following calendar month.  With respect to each calendar quarter, the amount of such return as calculated for the first two months of such calendar quarter which is on deposit in the Credit Linked Account of each Synthetic L/C Lender shall be withdrawn therefrom and paid to each applicable Synthetic L/C Lender and the amount of such return accrued for the last month of such calendar quarter shall be paid to the applicable Synthetic L/C Lender in arrears, in each case, on the third Business Day following the last day of each calendar quarter.  The amount of all returns accrued and unpaid under this Section shall also be payable by the Administrative Agent to each Synthetic L/C Lender entitled thereto on the Term Loan Maturity Date and the date that the Credit Linked Accounts are closed under subparagraphs (e)(i)(C)(3) and (6) of this Section.  No Loan Party shall have any obligation under or in respect of the provisions of this Section 2.05(e)(i)(D) and without limiting the generality of the foregoing, the Borrower shall not be liable for any losses due to or misappropriation of any (i) return due to the Administrative Agent’s failure to achieve the return thereon pursuant to this Section or to pay all or any portion of such return to any Synthetic L/C Lender or (ii) amount on deposit in any Credit Linked Account (it being understood and agreed for greater certainty that this provision shall not limit any obligation of the Borrower hereunder to repay any Synthetic L/C Loan).  The Administrative Agent may perform any and all its duties and exercise its rights and powers contemplated by this Section 2.05(e) by or through one or more sub-agents appointed by it (which may include any of its Affiliates), and any such sub-agent shall be entitled to the benefit of all the provisions of Article IX of this Agreement.  The parties hereto acknowledge that on or prior to the Effective Date, the Administrative Agent has engaged JPMorgan Chase Institutional Services to act as its sub-agent for purposes of this Section 2.05(e), and that in such capacity JPMorgan Chase Institutional Services shall be entitled to the benefit of all the provisions of Article IX of this Agreement.

(ii)                                  Revolving Letters of Credit.  By the issuance of a Revolving Letter of Credit (or an amendment to a Revolving Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Revolving Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate Dollar Equivalent amount available to be drawn under such Revolving Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent in dollars, for the account of the Issuing Bank, such Lender’s Applicable Percentage of the Dollar Equivalent amount of each Revolving L/C Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (f) of this Section, or the Dollar Equivalent amount of any reimbursement payment required to be refunded to the Borrower for any reason.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Revolving Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Revolving Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(f)                                    Reimbursement.  If the Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the Issuing Bank shall give the Borrower notice thereof and the Borrower shall reimburse such L/C Disbursement by paying to the Administrative Agent in dollars an amount equal to the Dollar Equivalent amount of such L/C Disbursement not later than 12:00 noon, Houston, Texas time, on the date that such L/C Disbursement is made, if the Borrower shall have received notice of such L/C Disbursement prior to 10:00 a.m., Houston, Texas time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, Houston, Texas time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., Houston, Texas time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that:

(i)                                     Synthetic L/C Disbursement.  if such L/C Disbursement is a Synthetic L/C Disbursement and the Borrower has not reimbursed such L/C Disbursement by the applicable date and time as determined above, such payment shall be financed with an Synthetic L/C Borrowing in an equivalent amount pursuant to Section 2.05(e)(i)(C)(1) and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Synthetic L/C Loan; and

(ii)                                  Revolving L/C Disbursement.  if such L/C Disbursement is a Revolving L/C Disbursement then, provided that no Default then exists and subject to compliance with the conditions to borrowing set forth herein, such payment shall, without the need for a request from the Borrower, be financed with a Swingline Loan in an equivalent amount or, if there is not sufficient availability under Section 2.04(a)(i) to make such Swingline Loan, financed with an ABR Revolving Borrowing in an equivalent amount without the need for a request from the Borrower.  To the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan.

If the Borrower fails to make a payment to reimburse a Revolving L/C Disbursement when due and such amount is not automatically financed pursuant to the foregoing clause (ii), the Administrative Agent shall notify each Revolving Lender of the applicable Revolving L/C Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage of the Dollar Equivalent amount thereof.  Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any Revolving L/C Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such Revolving L/C Disbursement.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear and if to any Synthetic L/C Lender, to such Lender’s Credit Linked Account in accordance with Section 2.05(e)(i)(B)(3).  A reimbursement or participation obligations with respect to a Letter of Credit issued in a currency other than dollars shall be discharged by the payment in dollars of the Dollar Equivalent amount thereof only to the extent that following receipt by the Issuing Bank of the payment in dollars, the Issuing Bank may in accordance with normal banking procedures purchase the applicable amount of the other currency with the dollars so received.  The Borrower, as a separate obligation, agrees to indemnify the Issuing Bank against, and to pay the Issuing Bank on demand in dollars, the amount (if any) by which the sum originally due to the Issuing Bank in a currency other than dollars exceeds the amount of such currency so purchased.

(g)                                 Obligations Absolute.  The Borrower’s obligation to reimburse L/C Disbursements as provided in paragraph (f) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.  Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction).  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(h)                                 Disbursement Procedures.  The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the applicable Lenders with respect to any such L/C Disbursement.

(i)                                     Interim Interest.  If the Issuing Bank shall make any L/C Disbursement, then, unless the Borrower shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is made (including through the making of Loans), the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that the Borrower reimburses such L/C Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such L/C Disbursement when due pursuant to paragraph (f) of this Section, then Section 2.13(d) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (f) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(j)                                     Replacement of the Issuing Bank.  The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.  In addition, if the Borrower is required to pay any additional amount to the Issuing Bank pursuant to Sections 2.15 or 2.17, or if the Issuing Bank defaults in its obligation hereunder or if the Issuing Bank has become insolvent and its assets become subject to a receiver, liquidator, trustee, custodian or other officer having similar powers, then the Borrower may, at its sole expense and effort, upon notice to such Issuing Bank and the Administrative Agent, require the replacement of the Issuing Bank; provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld and (ii) in the case of any replacement resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such replacement would result in a reduction in such compensation or payments in the future.  The Issuing Bank shall not be required to be replaced if, prior thereto, as a result of a waiver or otherwise, the circumstances entitling the Borrower to require such replacement cease to apply.  The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b).  From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(k)                                  Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with L/C Exposure representing greater than 50% of the total L/C Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit dollars in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the sum of the L/C Exposure as of such date that is denominated in dollars plus 102% of the L/C Exposure as of such date which is denominated in currencies other than dollars plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Section 8.01.  Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for L/C Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the L/C Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with L/C Exposure  representing greater than 50% of the total L/C Exposure), be applied to satisfy other Obligations.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid, together with the investment returns thereon) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived, as determined by the Administrative Agent.

Section 2.06.                             Funding of Borrowings.

(a)                                  By Lenders.  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Houston, Texas time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04 and Synthetic L/C Loans shall be made as provided in Section 2.05(e)(i)(C)(1).  The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent or by wire transfer, automated clearing house debit or interbank transfer to such other account, accounts or Persons designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an L/C Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the Issuing Bank and Synthetic L/C Loans shall be remitted by the Administrative Agent to the Issuing Bank as provided in Section 2.05(e)(i)(C)(1).

(b)                                 Fundings Assumed Made.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing and the Borrower’s repayment obligation under the previous sentence shall cease.

Section 2.07.                             Interest Elections.

(a)                                  Conversion and Continuation.  Each Revolving Borrowing and Term Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section shall not apply to Swingline Borrowings or to Synthetic L/C Borrowings, which may not be converted or continued.

(b)                                 Delivery of Interest Election Request.  To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by delivery to the Administrative Agent of a written Interest Election Request in the form of Exhibit G hereto and signed by the Borrower which may be delivered by hand, by telecopy or by electronic communication pursuant to procedures approved by the Administrative Agent.

(c)                                  Contents of Interest Election Request.  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02 and paragraph (f) of this Section:

(i)                                     the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)                                  the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)                               whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)                              if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)                                 Notice to the Lenders.  Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)                                  Automatic Conversion.  If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.

(f)                                    Limitations on Election.  Notwithstanding any contrary provision hereof, if an Event of Default exists and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.  A Borrowing of any Class may not be converted to or continued as a Eurodollar Borrowing if after giving effect thereto (i) the Interest Period therefor would commence before and end after a date on which any principal of the Loans of such Class is scheduled to be repaid and (ii) the sum of the aggregate principal amount of outstanding Eurodollar Borrowings of such Class with Interest Periods ending on or prior to such scheduled repayment date plus the aggregate principal amount of outstanding ABR Borrowings of such Class would be less than the aggregate principal amount of Loans of such Class required to be repaid on such scheduled repayment date.

Section 2.08.                             Termination and Reduction of Commitments.

(a)                                  Termination Date.  Unless previously terminated, (i) the Synthetic L/C Commitments shall terminate on the Term Loan Maturity Date (provided that all funding obligations of each Synthetic L/C Lender under its Synthetic L/C Commitment shall be satisfied upon such Synthetic L/C Lender’s making its deposit in its Credit Linked Account in accordance with the terms of Section 2.05(e)(i)(b)(1)), (ii) the Term B Commitments shall terminate upon the funding of the Term B Loans on the Effective Date, (iii) the Revolving Commitments shall terminate on the Revolving Maturity Date and (iv) each Incremental Term Loan Commitment shall terminate upon the funding of the related Incremental Term Loan.

(b)                                 Optional Termination or Reduction.  The Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $500,000 and not less than $5,000,000, (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, the sum of the Revolving Exposures would exceed the total Revolving Commitments and (iii) the Borrower shall not terminate or reduce the Synthetic L/C Commitments if the sum of the Synthetic Exposures would exceed the total Synthetic L/C Commitments.

(c)                                  Notice of Termination or Reduction.  The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments and Synthetic L/C Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments of any Class shall be permanent.  Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

Section 2.09.                             Repayment of Loans; Evidence of Debt.

(a)                                  Promise to Pay.  The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Maturity Date, (ii) to the Administrative Agent for the account of each Term Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.10, (iii) to the Administrative Agent for the account of each Synthetic L/C Lender the then unpaid principal amount of each Synthetic L/C Loan on the Term Loan Maturity Date, (iv) to pay to the Administrative Agent for the account of each applicable Incremental Term Lender, the unpaid principal amount of each Incremental Term Loan made to it in installments on the dates and in the amounts indicated for the applicable Incremental Term Loan in the applicable Increased Commitment Supplement and (iv) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding.

(b)                                 Lender Records.  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)                                  Administrative Agent Records.  The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)                                 Prima Facie Evidence.  The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)                                  Request for a Note.  Any Lender may request that Loans of any Class made by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender or its registered assigns) and in a form approved by the Administrative Agent.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.10.                             Amortization of Term B Loans.   The Borrower shall repay Term B Borrowings in installments as follows:

(i)                                     Quarterly installments due and payable on the first Business Day of each January, April, July and October commencing on January 2, 2007, in an amount equal to $575,000 each; and

(ii)                                  A final installment due on the Term Loan Maturity Date in an amount equal to the then outstanding principal amount of all Term B Loans.

Prior to any repayment of any Term B Borrowings, the Borrower shall select the Borrowing or Borrowings to be repaid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than noon, Houston, Texas time, three Business Days before the scheduled date of such repayment.  Each repayment of a Term B Borrowing shall be applied ratably to the Term B Loans included in the repaid Borrowing.

Section 2.11.                             Prepayment of Loans.

(a)                                  Optional Prepayment.  The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section and Section 2.16.

(b)                                 Mandatory Prepayment of Revolving Loans.  In the event and on such occasion that the sum of the Revolving Exposures exceeds the total Revolving Commitments, the Borrower shall prepay Revolving Borrowings or Swingline Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(k)) in an aggregate amount equal to such excess.

(c)                                  Prepayments Offer from Net Proceeds of Prepayment Event.  In the event and on each occasion that any Net Proceeds are received by or on behalf of Holdings or any Subsidiary in respect of any Prepayment Event, the Borrower shall, within three Business Days after such Net Proceeds are received, make an offer to the Lenders to prepay Borrowings in an aggregate amount equal to such Net Proceeds on the date specified in such offer which date shall be no later than thirty days after the date of such offer; provided that, in the case of any event described in clause (a) of the definition of the term Prepayment Event, if the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer to the effect that the Holdings and the Subsidiaries intend to apply the Net Proceeds from such event, within 365 days after receipt of such Net Proceeds, to acquire real property, equipment or other tangible assets to be used in the business of the Borrower and the Subsidiaries or to pay the purchase price of an acquisition permitted by Section 6.04, and certifying that no Default has occurred and is continuing, then no offer to make a prepayment shall be required pursuant to this paragraph in respect of such event except to the extent of any Net Proceeds therefrom that have not been so applied by the end of such 365-day period, at which time an offer to make a prepayment shall be required in an amount equal to the Net Proceeds that have not been so applied.  Any offer delivered under this paragraph (c) shall constitute an irrevocable offer to prepay the Borrowings on the date specified in such offer in accordance with the application of proceeds provisions of paragraph (e) of this Section and shall include a reasonably detailed calculation of the amount of prepayment offered.

(d)                                 Excess Cash Flow Prepayment Offer.  Following the end of each fiscal year of the Borrower, commencing with the fiscal year ending on or about December 31, 2007, the Borrower shall make an offer to the Lenders to prepay Borrowings in an aggregate amount equal to the Required Percentage of Excess Cash Flow for such fiscal year on the date specified in such offer which date shall be no later than thirty days after the date of such offer; provided that no offer of prepayment will be required to be made with respect to a fiscal year if the Required Percentage of Excess Cash Flow as calculated for such fiscal year is less than $1,000,000.  Each offer of prepayment pursuant to this paragraph shall be made on or before the date on which financial statements are delivered pursuant to Section 5.01 with respect to the fiscal year for which Excess Cash Flow is being calculated.  Any offer delivered under this paragraph shall constitute an irrevocable offer to prepay the Borrowings on the date specified in such offer in accordance with the application of proceeds provisions of paragraph (e) of this Section and shall include a reasonably detailed calculation of the amount of prepayment offered.  As used in this paragraph, the term “Required Percentage” means with respect to a fiscal year, the applicable percentage set forth below under the caption “Required Percentage”, based upon the Leverage Ratio as calculated for such fiscal year:

Category	Leverage Ratio	Required Percentage
1	> 4.00 to 1.00	75%
2	< 4.00 to 1.00 and > 3.00 to 1.00	50%
3	< 3.00 to 1.00 and > 2.50 to 1.00	25%
4	< 2.50 to 1.00	0%

For purposes of the foregoing, the Leverage Ratio shall be determined as of the end of such fiscal year based upon Holdings’ consolidated financial statements delivered pursuant to Section 5.01(a); provided that the Leverage Ratio shall be deemed to be in Category 1 at the option of the Required Lenders:  (A) if at any time that an Event of Default exists or (B)  if Holdings fails to deliver the consolidated financial statements required to be delivered by it pursuant to Section 5.01(a).

(e)                                  Acceptance or Rejection of Prepayment Offer.  A Lender may accept or reject the offer to prepay pursuant to paragraphs (c) and (d) of this Section by causing a notice of such acceptance or rejection to be delivered to the Borrower within ten days after such Lender’s receipt of the offer.  A failure of a Lender to respond to an offer to prepay under paragraphs (c) and (d) of this Section shall constitute a rejection of such offer by such Lender.  If no Lender accepts an offer of prepayment made under this Section, the Borrower shall have no obligation to make the prepayment offer thereby.  If an offer is accepted by one or more Lenders, then the amount of the offered prepayment shall be applied to the Borrowings in the following order:

(i)                                     First, to the Term Borrowings held by the Lenders who have accepted such offer, pro rata based on the principal amount of the Term Borrowings held by each;

(ii)                                  Second, to the extent funds are available after the application required by clause (i), to the Synthetic L/C Borrowings held by the Lenders who have accepted such offer, pro rata based on the principal amount of the Synthetic L/C Borrowings held by each and on the date that such prepayment is applied, the Synthetic L/C Commitment of such Lenders shall be reduced by an aggregate amount equal to the amount of the required prepayment; and

(iii)                               Third, to the extent funds are available after the applications required by clauses (i) and (ii), to the Revolving Borrowings held by the Lenders who have accepted such offer, pro rata based on the principal amount of the Revolving Borrowings held by each and on the date that such prepayment is applied, the Revolving Commitment of such Lenders shall be reduced by an aggregate amount equal to the amount of the required prepayment.

(f)                                    Notice of Prepayment; Application of Prepayments.  The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any optional prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, a Synthetic L/C Borrowing or any other Term Borrowing, not later than 11:00 a.m., Houston, Texas time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., Houston, Texas time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, Houston, Texas time, on the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of optional prepayment of any Loan is given in connection with a conditional notice of termination of the Revolving Commitments and the Synthetic L/C Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08.  Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial optional prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02.  Each optional prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.  Optional prepayments of the Term Loans will be applied to all the remaining installments due thereunder, each installment to be reduced by its pro rata portion of the amount of the prepayment, with an installment’s pro rata portion determined based on the principal amount of the installment.  Mandatory prepayments of the Term Loans of a Lender who has accepted the offer of prepayment will be applied to all the remaining installments due to such Lender thereunder, each installment to be reduced by its pro rata portion of the amount of the prepayment, with an installment’s pro rata portion determined based on the principal amount of the installment.

Section 2.12.                             Fees.

(a)                                  Commitment Fees.  The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily unused amount of each Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Revolving Commitment terminates.  Accrued commitment fees shall be payable in arrears, on the date which is three Business Days following the last day of each March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof.  All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  A Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and Revolving L/C Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

(b)                                 Letter of Credit Fees.  The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Revolving Letters of Credit, which shall accrue at the same Applicable Rate as interest on Eurodollar Revolving Loans on the average daily amount of such Lender’s Revolving L/C  Exposure (excluding any portion thereof attributable to unreimbursed Revolving L/C Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any Revolving L/C Exposure, (ii) to the Administrative Agent for the account of each Synthetic L/C Lender a participation fee with respect to its participations in Synthetic Letters of Credit, which shall accrue at the per annum rate equal to 2.50% on the average daily amount of such Lender’s Synthetic L/C  Exposure (excluding any portion thereof attributable to unreimbursed Synthetic L/C Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Synthetic L/C Commitment terminates and the date on which such Lender ceases to have any Synthetic L/C Exposure, and (iii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the L/C Exposure (excluding any portion thereof attributable to unreimbursed L/C Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of both the Revolving Commitments and the Synthetic L/C Commitments and the date on which there ceases to be any L/C Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees accrued through and including the last day of December, March, June and September of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees applicable to Revolving Letters of Credit shall be payable on the date on which the Revolving Commitments terminate, all such fees applicable to Synthetic Letters of Credit shall be payable on the date on which the Synthetic Commitments terminate and any such fees accruing after the date on which the applicable Commitments terminate shall be payable on demand.  Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)                                  Fixed Return Fee.  The Borrower shall pay a fee to the Administrative Agent, for the account of each Synthetic L/C Lender, quarterly in arrears for each calendar quarter (or portion thereof), an amount equal to the excess of (i) the Fixed Return over (ii) the Actual Return, in each case with respect to such Synthetic L/C Lender for such calendar quarter (or portion thereof) (but only if such amount constituting the difference between the amounts provided for in items (i) and (ii) above is greater than $0).  Each such amount accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day commencing on the first such date to occur after the Effective Date and on the date that the Credit Linked Accounts are closed under subparagraph (e)(i)(C)(6) of Section 2.05.  For purposes of this Agreement, the following defined terms shall have the following meanings:

“Actual Return” means for any calendar quarter (or portion thereof) referred to in subparagraph (c) above and, with respect to any Synthetic L/C Lender, an amount equal to (i) the aggregate amount of return due to such Synthetic L/C Lender from the Administrative Agent pursuant to Section 2.05(e)(i)(D) plus (ii) the aggregate amount of interest payments received by such Synthetic L/C Lender from the Borrower pursuant to Section 2.13 in respect of Synthetic L/C Loans plus (iii) the aggregate amount of letter of credit fees received by such Synthetic L/C Lender from the Borrower pursuant to Section 2.12(b), in each case with respect to such calendar quarter (or portion thereof).

“Fixed Return” means for any calendar quarter (or portion thereof) referred to in subparagraph (c) above and, with respect to any Synthetic L/C Lender, an amount equal to the interest that would have accrued on the amount of such Lender’s Synthetic L/C Commitment during such quarterly period (or portion thereof) if such interest were calculated at a rate per annum equal to (i) the One Month Adjusted LIBO Rate (as calculated for each month during such quarter) plus (ii) either 2.50% or, if applicable, the percentage determined in accordance with Section 2.20(f) hereof (on the basis of the actual number of days elapsed over a year of 360 days).

(d)                                 Administrative Agent Fees.  The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(e)                                  Payment of Fees.  All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto.  Fees paid shall not be refundable under any circumstances.

Section 2.13.                             Interest.  Except as may otherwise be provided with respect to an Incremental Term Loan in its Increased Commitment Supplement:

(a)                                  ABR Borrowings.  The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)                                 Eurodollar Borrowing.  The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)                                  Synthetic L/C Loans.  Synthetic L/C Loans shall bear interest at the One Month Adjusted LIBO Rate plus the Applicable Rate; provided that if any Event of Default exists and the Administrative Agent provides the Borrower notice thereof, the Synthetic L/C Loans shall bear interest at the Alternate Base Rate plus the Applicable Rate applicable to ABR Term Loans.

(d)                                 Default Interest.  Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section.

(e)                                  Payment of Interest.  Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f)                                    Computation.  All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.14.                             Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing or on or prior to the date of the determination of any One Month Adjusted LIBO Rate or one month London interbank offered rate under Section 2.05(e)(i)(D):

(a)                                  the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period, the One Month Adjusted LIBO Rate or the one month London interbank offered rate; or

(b)                                 the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period or the One Month Adjusted LIBO Rate will not adequately and fairly reflect the cost to the Lenders of making or maintaining their Loans included in the applicable Borrowing as a result of the failure of the Lenders participating in such Borrowing to have access to the London interbank market or as a result of any other circumstance affecting the London interbank market or the position in such market of the Lenders participating in such Borrowing;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist: (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective; (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing; and (iii) the One Month Adjusted LIBO Rate and/or the one month London interbank offered rate under Section 2.05(e)(i)(D) that is subject to the circumstances giving rise to the notice under this Section shall be equal to the greater of the Federal Funds Effective Rate or a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 2.15.                             Increased Costs.

(a)                                  Change In Law.  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate or the One Month Adjusted LIBO Rate) or the Issuing Bank; or

(ii)                                  impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement, the Synthetic L/C Commitments of such Lender or the Eurodollar Loans or Synthetic L/C Loans made by such Lender or any Letter of Credit or participation therein (other than with respect to taxes, which shall be governed solely and exclusively by Section 2.17);

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining its Synthetic L/C Commitments, any Eurodollar Loan or Synthetic L/C Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing

Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)                                 Capital Adequacy.  If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)                                  Delivery of Certificate.  A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                                 Limitation on Compensation.  Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16.                             Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan or Term Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(f) and is revoked in accordance therewith), (d) the assignment of any Eurodollar Loan or Synthetic L/C Commitment or Synthetic L/C Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19(b), 2.20(d) or the definition of the term “Revolving Commitment”, or (e) the payment of any principal of any Synthetic L/C Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), then, in any such event, the Borrower shall compensate each Lender for the actual loss, cost and expense attributable to such event.  Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate or, as applicable, One Month Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current

Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.17.                             Taxes.

(a)                                  Gross Up.  Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes; provided that if any Loan Party shall be required by law to deduct any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)                                 Payment of Other Taxes.  In addition (but without duplication of Section 2.17(a)), the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)                                  Tax Indemnification.  The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Loan Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, setting forth in reasonable detail the basis and calculation of such amounts, shall be conclusive absent manifest error.

(d)                                 Receipts.  As soon as practicable after any payment of Indemnified Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)                                  Withholding Forms.  If the Administrative Agent, any Lender or the Issuing Bank that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement, such Person shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or as reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate; provided, however, that a Person that the Borrower may treat as an “exempt recipient” (within the meaning of Treasury Regulations Section 1.6049-4(c), without regard to the third sentence thereof) shall not be required to deliver an IRS Form W-9.

(f)                                    Refund.  If the Administrative Agent, a Lender or the Issuing Bank determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This Section 2.17 shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential, other than information required by any U.S. Federal withholding tax form as of the date hereof) to the Borrower or any other Person.

Section 2.18.                             Payments Generally; Pro Rata Treatment; Sharing of Set-Offs; Proceeds of Collateral.

(a)                                  Payments Generally.  The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of L/C Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 12:00 noon, Houston, Texas time), on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at 1111 Fannin, 9th Floor, Houston, Texas  77002, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 10.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments under each Loan Document shall be made in dollars.

(b)                                 Pro Rata Application.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed L/C Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed L/C Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed L/C Disbursements then due to such parties.

(c)                                  Sharing of Set-offs.  If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans, Term Loans, Synthetic L/C Loans or participations in L/C Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, Term Loans, Synthetic L/C Loans and participations in L/C Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans, Term Loans, Synthetic L/C Loans and participations in L/C Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans, Term Loans, Synthetic L/C Loans and participations in L/C Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)                                 Payments from Borrower Assumed Made.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)                                  Set-Off Against Amounts Owed Lenders.  If any Lender shall fail to make any payment required to be made by it under this Agreement, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under this Agreement until all such unsatisfied obligations are fully paid.

(f)                                    Application of Proceeds of Collateral and Guaranty.  All amounts received under the Guaranty Agreement and all proceeds received by the Administrative Agent from the sale or other liquidation of the Collateral when an Event of Default exists shall first be applied as payment of the accrued and unpaid fees of the Administrative Agent hereunder and then to all other unpaid or unreimbursed Obligations (including reasonable attorneys’ fees and expenses) owing to the Administrative Agent in its capacity as Administrative Agent only and then any remaining amount of such proceeds shall be distributed:

(i)                                     first, to the Secured Parties, pro rata in accordance with the respective unpaid amounts of Loan Obligations (including L/C Exposure) and Swap Obligations, until all the Loan Obligations and Swap Obligations have been Fully Satisfied ;

(ii)                                  second, to the Secured Parties, pro rata in accordance with the respective unpaid amounts of the Deposit Obligations, until all Deposit Obligations have been Fully Satisfied; and

(iii)                               third, to the Secured Parties, pro rata in accordance with the respective unpaid amounts of the remaining Obligations.

After all the Obligations have been Fully Satisfied, any proceeds of Collateral shall be delivered to the Person entitled thereto as directed by the Borrower or as otherwise determined by applicable law or applicable court order.

(g)                                 Noncash Proceeds.  Notwithstanding anything contained herein to the contrary, if the Administrative Agent shall ever acquire any Collateral through foreclosure or by a conveyance in lieu of foreclosure or by retaining any of the Collateral in satisfaction of all or part of the Obligations or if any proceeds of Collateral received by the Administrative Agent to be distributed and shared pursuant to this Section 2.18 are in a form other than immediately available funds, the Administrative Agent shall not be required to remit any share thereof under the terms hereof and the Secured Parties shall only be entitled to their undivided interests in the Collateral or noncash proceeds as determined by paragraph (f) of this Section 2.18.  The Secured Parties shall receive the applicable portions (in accordance with the foregoing paragraph (f)) of any immediately available funds consisting of proceeds from such Collateral or proceeds of such noncash proceeds so acquired only if and when received by the Administrative Agent in connection with the subsequent disposition thereof.  While any Collateral or other property to be shared pursuant to this Section is held by the Administrative Agent pursuant to this paragraph (g), the Administrative Agent shall hold such Collateral or other property for the benefit of the Secured Parties and all matters relating to the management, operation, further disposition or any other aspect of such Collateral or other property shall be resolved by the agreement of the Required Lenders.

(h)                                 Return of Proceeds.  If at any time payment, in whole or in part, of any amount distributed by the Administrative Agent hereunder is rescinded or must otherwise be restored or returned by the Administrative Agent as a preference, fraudulent conveyance, or otherwise under any bankruptcy, insolvency, or similar law, then each Person receiving any portion of such amount agrees, upon demand, to return the portion of such amount it has received to the Administrative Agent.

Section 2.19.                             Mitigation Obligations; Replacement of Lenders.

(a)                                  Mitigation.  If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to or for the benefit of the Issuing Bank or any Lender or any Governmental Authority pursuant to Section 2.17, then such Lender or Issuing Bank shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or Issuing Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender or Issuing Bank to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or Issuing Bank.

(b)                                 Replacement.  If a Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to a Lender or any Governmental Authority for the account of a Lender pursuant to Section 2.17, or if a Lender defaults in its obligation to fund Loans hereunder, or if a Lender has become insolvent and its assets become subject to a receiver, liquidator, trustee, custodian or other officer having similar powers or if a Lender shall become a Non-consenting Lender (as defined below), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent to the extent required by Section 10.04, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment would result in a reduction in such compensation or payments in the future.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.  In the event that (i) the Borrower or the Administrative Agent have requested the Lenders to consent to a departure or waiver of any provisions of the Loan Documents or to agree to any other modification thereto, (ii) the consent, waiver or other modification in question requires the agreement of all Lenders (or all affected Lenders) in accordance with the terms of Section 10.02 and (iii) the Required Lenders (or, in the case of any Class voting, the holders of a majority of the outstanding Loans and unused Commitments in respect of such Class) have agreed to such consent, waiver or other modification, then any Lender who does not agree to such consent, waiver or other modification shall be deemed a “Non-consenting Lender”.

Section 2.20.                             Increase of Commitments.

(a)                                  Notice.  In addition to the increase of the Revolving Commitments permitted by the definition of the term “Revolving Commitment”, by written notice sent to the Lenders, the Borrower may provide notice of an increase of the Revolving Commitments, Synthetic L/C Commitments or the Term Loans or an increase in any combination thereof: (i) by an aggregate amount equal to any integral multiple of $5,000,000 and not less than $25,000,000 for each such increase and (ii) by an aggregate amount not to exceed $100,000,000 for all such increases; provided that, as of the effective date of the increase:

(A)                              no Default shall have occurred and be continuing,

(B)                                the Commitments being increased shall not have been reduced on more than one occasion, nor shall the Borrower have given notice of any such reduction under Section 2.08 on more than one occasion (for avoidance of doubt, repayments of the Loans shall not be considered reductions of Commitments),

(C)                                the Borrower may not utilize this Section 2.20 to increase any Commitments or the Term Loans on more than 4 occasions (not including the increase of the Revolving Commitments contemplated by the definition thereof);

(D)                               prior to the effectiveness of the increase, the Borrower shall deliver to the Administrative Agent and the Lenders (A) projected income and cash flow statements for the Borrower for the period through the Term Loan Maturity Date, prepared on a basis acceptable to the Administrative Agent giving pro forma effect to the Indebtedness to be incurred in connection with such increase and (B) a certificate signed by a Financial Officer certifying and providing evidence of the calculations demonstrating: (1) that the Borrower shall be in compliance with the covenants in Article VII on a pro forma basis for the four fiscal quarter periods then most recently ending for which financial statements are available and on a projected basis through the Term Loan Maturity Date (assuming, in each case, that the incurrence of the Indebtedness occurred on the first day of the applicable period and to the extent such Indebtedness bears interest at a floating rate, using the rate in effect at the time of calculation for the entire period of calculation); (2) no Default exists or will result after giving effect to the incurrence of the Indebtedness; and (3) the representations and warranties of each Loan Party set forth in the Loan Documents are true and correct on and as of the date of such certificate in all material respects, with the same force and effect as if such representations and warranties had been made on and as of such date except to the extent such representations and warranties relate specifically to another date; and

(E)                                 no Lender shall be obligated to participate in any increase of the Commitments or Loans, any decision to do so to be made in the sole discretion of each Lender.

(b)                                 New Lenders.  If one or more of the Lenders holding a Commitment of the type being increased is not increasing such Commitment, then another one or more financial institutions or other lenders, each as approved by the Administrative Agent (which approval will not be unreasonably withheld or delayed and each such financial institution or other lender, herein a “New Lender”), may commit to provide an amount equal to the aggregate amount of the requested increase that will not be provided by the applicable existing Lenders (the “Increased Amount”); provided, any Revolving Commitment of a New Lender shall be at least $5,000,000 and any Synthetic L/C Commitment and any Incremental Term Loan Commitment of a New Lender shall be at least $1,000,000.

(c)                                  Increased Commitment Supplement.  Upon receipt of notice from the Borrower under this Section 2.20 that the Lenders, or sufficient Lenders and New Lenders, have agreed to commit to an aggregate amount equal to the Increased Amount, then: provided that no Default exists at such time or after giving effect to the requested increase, Holdings, the Borrower, the Administrative Agent, and the Lenders willing to increase their respective Commitments and the New Lenders (if any) shall execute and deliver an Increased Commitment Supplement (herein so called) in the form attached hereto as Exhibit D.

(d)                                 Increase of Revolving Commitment.  If all existing Lenders shall not have provided their pro rata portion of the requested increase of the Revolving Commitment under this Section 2.20, then after giving effect to the increase, the outstanding Revolving Loans may not be held pro rata in accordance with the new Revolving Commitments.  In order to remedy the foregoing, on the effective date of the Increased Commitment Supplement, the Revolving Lenders shall make advances among themselves (either directly or through the Administrative Agent) so that after giving effect thereto the Revolving Loans will be held by the Revolving Lenders pro rata in accordance with their respective Applicable Percentages.  Any advances made under this Section 2.20(d) by a Revolving Lender shall be deemed to be a purchase of a corresponding amount of the Revolving Loans of the Revolving Lender or Lenders who shall receive such advances.  The Revolving Commitments of the Revolving Lenders who do not agree to increase their Revolving Commitments cannot be reduced or otherwise changed pursuant to this Section 2.20.

(e)                                  Increase of Synthetic L/C Commitments.  On or prior to the effective date of any Increased Commitment Supplement increasing the total Synthetic L/C Commitments, the Administrative Agent shall establish additional Credit Linked Accounts at JPMCB in the names of each New Lender that becomes a Synthetic L/C Lender pursuant thereto.  Each such New Lender and each Synthetic L/C Lender that is increasing its Synthetic L/C Commitment, shall make the deposits in its Credit Linked Account required by Section 2.05(e)(i)(B)(5).

(f)                                    Incremental Term Loan.  Each Increased Commitment Supplement that increases the Term Loans shall set forth the following information, with respect to the additional Term Loan requested:  (i) the aggregate amount thereof; (ii) the Lenders or New Lenders who will be providing such additional Term Loan and the amount of each of their commitments therefore; (iii) the final maturity and amortization schedule for such additional Term Loan; (iv) the date the additional Term Loan is to be made; (v) whether such additional Term Loan shall be an ABR Loan or a Eurodollar Loan, and if a Eurodollar Loan, the Interest Periods to be initially applicable thereto; and (vi) if different than the Applicable Rates set forth herein, the Applicable Rates to be applicable thereto; provided that:

(A)                              an Increased Commitment Supplement may provide that the Incremental Term Loan to be made pursuant thereto will accrue interest at an alternative rate or alternative rates of interest other than as provided herein; and

(B)                                if the Total Return (as defined below in this paragraph) payable to the Lenders providing such additional Term Loan (such Total Return, herein the “New Total Return”) exceeds by more than 0.50% the Total Return payable to the Lenders who hold Term Loans and Synthetic L/C Loans as of the date such additional Term Loan is made, then the Applicable Rate used to calculate the interest on the then existing Term Loans and the Fixed Return rate used to calculate the fee then payable under Section 2.12(c) shall each be adjusted by an amount determined by the Administrative Agent to be necessary so the Total Return payable to the Lenders who hold Term Loans and Synthetic L/C Loans as of the date such additional Term Loan is made equals the New Total Return minus 0.50% (as used in this paragraph (B), the term “Total Return” means, with respect to a Loan, the projected rate of return expressed as a percentage to be earned on such Loan over its life calculated by the Administrative Agent in a manner to include the interest rate payable thereunder, all upfront or similar fees payable in connection therewith and any original issue discounts.  If the interest rate for any Loan is based on a variable rate, the rate in effect as of the date of the calculation of the Total Return shall be deemed to be the rate in effect throughout its life).

No Incremental Term Loan shall have a final maturity date earlier than the Term Loan Maturity Date and no Incremental Term Loan shall have a weighted average life to maturity that is shorter than the then-remaining weighted average life to maturity of the Term B Loans.

ARTICLE III.

Representations and Warranties

Holdings represents and warrants to the Lenders that:

Section 3.01.                             Organization; Powers.  Each of Holdings and each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 3.02.                             Authorization; Enforceability.  The Transactions to be entered into by each Loan Party are within such Loan Party’s corporate or other powers and have been duly authorized by all necessary corporate (or other) and, if required, stockholder action.  This Agreement has been duly executed and delivered by each of Holdings and the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03.                             Governmental Approvals; No Conflicts.   The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Loan Documents, (b) will not violate in any material respect any applicable law or regulation or the charter, by-laws or other organizational documents of Holdings or any of the Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture or other agreement relating to any Material Indebtedness or under any other material agreement binding upon Holdings or any of the Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by Holdings or any of the Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of Holdings or any of the Subsidiaries, except Liens created under the Loan Documents.

Section 3.04.                             Financial Condition; No Material Adverse Change.

(a)                                  Financial Statements.  Holdings has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2005, reported on by certified, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended on or about April 22, 2006, certified by its chief financial officer.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Holdings and the Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b)                                 Pro Forma.  Holdings has heretofore furnished to the Lenders its pro forma consolidated balance sheet as of the end of its first fiscal quarter ended on or about April 22, 2006, prepared giving effect to the Transactions as if the Transactions had occurred on such date.  Such pro forma consolidated balance sheet (i) has been prepared in good faith based on the same assumptions used to prepare the pro forma financial statements included in the Information Memorandum (which assumptions are believed by Holdings to be reasonable), (ii) is based on the best information available to Holdings and the Borrower after due inquiry, (iii) accurately reflects all adjustments necessary to give effect to the Transactions and (iv) presents fairly, in all material respects, the pro forma financial position of the Holdings and the Subsidiaries as of the end of its first fiscal quarter ended on or about April 22, 2006 as if the Transactions had occurred on such date.

(c)                                  Projections.  Holdings’ forecasted consolidated balance sheets, profit and loss statements and cash flow statements set forth in the Information Memorandum have been prepared by Holdings in light of the business of Holdings and Transactions and represent as of the date thereof the good faith estimate of Holdings and its senior management of the future financial performance of the Holdings, after giving pro forma effect to the Transactions (it being understood that such projections may vary from actual results and such variances may be material).

(d)                                 No Undisclosed Liabilities.  Except as disclosed in the financial statements referred to above or the notes thereto or in the Information Memorandum, after giving effect to the Transactions, none of Holdings or the Subsidiaries has, as of the Effective Date, any material contingent liabilities, material unusual long-term commitments or material unrealized losses.

(e)                                  Material Adverse Change.  Since December 31, 2005, there has been no material adverse change in the business, assets, operations, prospects or condition, financial or otherwise, of the Loan Parties taken as a whole.

Section 3.05.                             Properties.

(a)                                  Title; Liens.  Each of Holdings and each Subsidiary has good title to, or valid leasehold interests in, all its real and personal property material to its business (including its Mortgaged Properties), except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes, and all such property is owned free and clear of all Liens except for Liens permitted by Section 6.02.

(b)                                 Intellectual Property.  Each of Holdings and each Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by Holdings and the Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c)                                  Notice of Condemnation.  As of the Effective Date, neither Holdings nor any of the Subsidiaries has received notice of, or has knowledge of, any pending or contemplated condemnation proceeding affecting any Mortgaged Property or any sale or disposition thereof in lieu of condemnation.  Neither any Mortgaged Property nor any interest therein is subject to any right of first refusal, option or other contractual right to purchase such Mortgaged Property or interest therein.

Section 3.06.                             Litigation and Environmental Matters.

(a)                                  Litigation.  There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Holdings, threatened against or affecting Holdings or any of the Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if finally and adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any of the Loan Documents or the Transactions as of the Effective Date.

(b)                                 Environmental Matters.  Except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither Holdings nor any of the Subsidiaries: (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability or of any facts, circumstances, conditions or occurrences with respect to the business or operations of Holdings or any of the Subsidiaries, or any real property owned, leased or operated by Holdings or any of the Subsidiaries (including any of the Mortgage Property formerly owned, leased or operated by Holdings or any of the Subsidiaries but no longer owned, leased or operated by Holdings or any of the Subsidiaries) or any property adjoining or adjacent to any such real property that has (i) formed the basis of an Environmental Liability against Holdings or any of the Subsidiaries or any real property owned, leased or operated by Holdings or any of the Subsidiaries or (ii) caused the Mortgaged Property or any other real property owned, leased or operated by Holdings or any of the Subsidiaries to be subject to any restrictions on the ownership, lease, occupancy or transferability of such property under any applicable Environmental Law.

Section 3.07.                             Compliance with Laws and Agreements.  Each of Holdings and each Subsidiary is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  No Default has occurred and is continuing.

Section 3.08.                             Investment Company Act Status.  Neither Holdings nor any of the Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 3.09.                             Taxes.  Each of Holdings and each Subsidiary has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which Holdings or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 3.10.                             ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $1,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $1,000,000 the fair market value of the assets of all such underfunded Plans.

Section 3.11.                             Disclosure.  Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished and taken as a whole) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein taken as a whole, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, Holdings and the Borrower represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that such projections may vary from actual results and such variances may be material).

Section 3.12.                             Capitalization; Subsidiaries.

(a)                                  Holdings’ Equity Interests Holders.  As of July 7, 2006, Schedule 3.12 identifies all of Holdings’ shareholders who own 5% or more of the capital Stock of Holdings and the number of shares of the capital stock of Holdings held by each.

(b)                                 Subsidiaries; Capitalization.  Holdings does not have any subsidiaries other than those listed on Schedule 3.12 hereto as of the Effective Date.  As of the Effective Date and after giving effect to the Transactions, Schedule 3.12 sets forth the jurisdiction of incorporation or organization of each such Subsidiary, the percentage of Holdings’ ownership of the outstanding Equity Interests of each Subsidiary directly owned by Holdings, the percentage of each Subsidiary’s ownership of the outstanding Equity Interests of each other Subsidiary and the authorized, issued and outstanding Equity Interests of each Subsidiary.  All of the outstanding capital stock of each Subsidiary has been validly issued, is fully paid, and is nonassessable.  Except as permitted to be issued or created pursuant to the terms hereof or as reflected on Schedule 3.12, there are no outstanding subscriptions, options, warrants, calls, or rights

(including preemptive rights) to acquire, and no outstanding securities or instruments convertible into any Equity Interests of any Subsidiary.

(c)                                  Extent of Business; Insignificant Subsidiaries.  Neither Elgint Corp nor SK Europe, Inc. engage in any business or own any significant assets or have any material liabilities.

Section 3.13.                             Insurance.  Holdings and each Subsidiary maintains with financially sound and reputable insurers, insurance with respect to its properties and business against such casualties and contingencies and in such amounts as are usually carried by businesses engaged in similar activities as Holdings and the Subsidiaries and located in similar geographic areas in which Holdings and the Subsidiaries operate.

Section 3.14.                             Labor Matters.  As of the Effective Date, there are no strikes, lockouts or slowdowns against Holdings or any Subsidiary pending or, to the knowledge of Holdings, threatened.  The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Holdings or any Subsidiary is bound.

Section 3.15.                             Solvency.  Immediately after the consummation of the Transactions to occur on the Effective Date and immediately following the making of each Loan made on the Effective Date and after giving effect to the application of the proceeds of such Loans:  (a) the fair value of the assets of the Loan Parties taken as a whole, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Loan Parties taken as a whole will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Loan Parties taken as a whole will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Loan Parties taken as a whole will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Effective Date.  As used in this Section 3.15, the term “fair value” means the amount at which the applicable assets would change hands between a willing buyer and a willing seller within a reasonable time, each having reasonable knowledge of the relevant facts, neither being under any compulsion to act, with equity to both and “present fair saleable value” means the amount that may be realized if the applicable company’s aggregate assets are sold with reasonable promptness in an arm’s length transaction under present conditions for the sale of a comparable business enterprises.

Section 3.16.                             Margin Securities.  Neither Holdings nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations U or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock; provided that proceeds of a Loan may be used to purchase margin stock in an acquisition permitted by Section 6.04(k) if after applying the proceeds of the applicable Loan:  (a) not more than 25% of the value of the Holdings’ and the Subsidiaries’ assets are represented by the margin stock or (b) the Loan can otherwise be made in compliance with Regulations U of the Board of Governors of the Federal Reserve System.

Section 3.17.                             Common Enterprise.  The successful operation and condition of each of the Loan Parties is dependent on the continued successful performance of the functions of the group of the Loan Parties as a whole and the successful operation of each of the Loan Parties is dependent on the successful performance and operation of each other Loan Party.  Each Loan Party expects to derive benefit, directly or indirectly, from (a) successful operations of each of the other Loan Parties and (b) the credit extended by the Lenders to the Borrower hereunder, both in their separate capacities and as members of the group of companies.  Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, will be of direct and indirect benefit to such Loan Party, and is in its best interest.

ARTICLE IV.

Conditions

Section 4.01.                             Effective Date.  The obligations of the Lenders to make Loans and any agreement of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):

(a)                                  Execution and Delivery of This Agreement.  The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)                                 Legal Opinions.  The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of counsel for the Loan Parties covering the matters relating to the Loan Documents similar to those addressed in Sections 3.01, 3.02 and 3.03 of this Agreement and the creation and perfection of the Administrative Agent’s Liens created by the Security Agreement and covering such other matters relating to the Loan Parties or the Loan Documents (other than the Mortgages) as the Administrative Agent shall reasonably request, limited however, in all cases, to the laws of the states of New York, Wisconsin, Delaware and California.  Holdings and the Borrower hereby requests such counsel to deliver such opinions.

(c)                                  Corporate Authorization Documents.  The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions and any other legal matters relating to the Loan Parties, the Loan Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(d)                                 Closing Certificate.  The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(e)                                  Fees.  The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced and to the extent Holdings shall have been provided with the supporting documentation it may reasonably request, reimbursement or payment of all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party hereunder or under any other Loan Document.

(f)                                    Guaranty Agreement.  The Administrative Agent shall have received counterparts of the Guaranty Agreement signed on behalf of Holdings and each Subsidiary Loan Party.

(g)                                 Personal Property Security.  The Administrative Agent shall have received counterparts of the Security Agreement signed on behalf of each Loan Party, together with the following:

(i)                                     evidence reasonably satisfactory to the Administrative Agent that upon the funding of the initial Loans hereunder, all the certificates representing all the outstanding Equity Interests issued by each Subsidiary owned by or on behalf of any Loan Party as of the Effective Date (except that stock certificates representing shares of stock of an Excluded Foreign Subsidiary shall be limited to 65% of the outstanding voting interests of such Excluded Foreign Subsidiary) and stock powers or other instruments of transfer, endorsed in blank, with respect to such stock certificates, shall be promptly delivered to the Administrative Agent;

(ii)                                  all documentation, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create or perfect the Liens intended to be created under the Security Agreement;

(iii)                               the results of the search of the Uniform Commercial Code (or equivalent) filings, tax Liens and judgment Liens made with respect to the Loan Parties and any predecessor company identified pursuant to the Security Agreement in each jurisdiction deemed necessary by the Administrative Agent, including each jurisdiction (A) in which a Loan Party is organized and (B) where a Loan Party has its chief executive office or has had its chief executive office within the last four months prior to the Effective Date; and copies of the financing statements (or other documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 or have been released or, simultaneously with the initial Loans hereunder, will be released or assigned to the Administrative Agent; and

(iv)                              Subject to the terms of the Security Agreement:  (A) such other executed documentation as the Administrative Agent may deem necessary to perfect and protect its Liens, including, without limitation, intellectual property assignments for all intellectual property pledged as Collateral, and (B) all other Collateral the possession of which is necessary to perfect the Lien therein.

(h)                                 Real Property Security Documents.  The Administrative Agent shall have received (i) counterparts of a Mortgage with respect to each Mortgaged Property signed on behalf of the record owner of such Mortgaged Property, (ii) an Assignment of Lien for each Existing Mortgage, (iii) such executed modifications to the Existing Mortgages as the Administrative Agent may reasonably request to ensure that the Existing Mortgages create a Lien on the related Mortgaged Property in favor of the Administrative Agent securing the Obligations, (iv) copies of the title insurance policies covering the Existing Mortgages and all documentation listed as exceptions thereto, (v) to the extent not covered by a policy described in clause (iv), a binding commitment for a policy of title insurance issued by a nationally recognized title insurance company, in an amount not less than the then market value of such Mortgaged Property (as reasonably determined by Holdings), insuring the Lien of each such Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as permitted by Section 6.02, together with all documentation listed as exceptions thereto and such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request, and (vi) such surveys and abstracts and other title reports relating to the Mortgaged Property as the Administrative Agent may reasonably request.

(i)                                     Insurance.  The Administrative Agent shall have received evidence that the insurance required by Section 5.06 is in effect.

(j)                                     Rights Offering.  All consents and approvals required to be obtained from any Governmental Authority or other Person in connection with the Rights Offering shall have been obtained.  The Rights Offering shall have been, or substantially simultaneously with the initial funding of Loans on the Effective Date shall be, consummated in accordance with the documentation governing the terms thereof and applicable law, without any amendment to or waiver of any material terms or conditions of such documentation not approved by the Required Lenders.  The Administrative Agent shall have received copies of the documentation governing the terms of the Rights Offering and all certificates, opinions and other documents delivered thereunder, including the following as contemplated thereby: (i) the final Offering Memorandum; (ii) an amendment to Holdings’ certificate of incorporation to increase its authorized common stock, (iii) evidence of the shareholder approval of such amendment, (iv) a copy of the proxy statement prepared for Holdings’ annual 2006 shareholder meeting; and (v) copies of the Standby Purchase Agreements executed in connection with the Rights Offering.

(k)                                  Payoff of Existing Indebtedness.  A payoff letter from: (i) the administrative agent acting for the holders of the Take Back Notes and (ii) the administrative agent under the Existing Credit Facility pursuant to which each such party shall agree that upon payment of the amounts set forth therein, all Liens securing the Indebtedness described therein will be released or assigned to the Administrative Agent.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.  Notwithstanding the foregoing, the obligations of the Lenders to make Loans and any agreement of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.02) at or prior to 3:00 p.m., Houston, Texas time, on September 30, 2006 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

Section 4.02.                             Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing, and any agreement of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a)                                  Representations and Warranties.  The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, with the same force and effect as if such representations and warranties had been made on and as of such date except to the extent such representations and warranties relate specifically to another date.

(b)                                 No Default.  At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by Holdings on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V.

Affirmative Covenants

Until the Loan Obligations have been Fully Satisfied, Holdings and the Borrower covenant and agree with the Lenders that:

Section 5.01.                             Financial Statements and Other Information.  Holdings will furnish to the Administrative Agent:

(a)                                  Annual Audit.  Within 120 days after the end of each fiscal year of Holdings, its audited consolidated balance sheets and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by a firm of independent certified public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Holdings and the Subsidiaries on a consolidated basis in accordance with GAAP;

(b)                                 Quarterly Financial Statements.  Within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Holdings, its consolidated balance sheets and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of Holdings and the Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(c)                                  Compliance Certificate.  Concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of Holdings in substantially the form of Exhibit B hereto: (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Article VII and of the Applicable Rate, (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of Holdings’ audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, and (iv) with respect to each compliance certificate delivered with the financial statements required by clause (a) above, beginning with such certificate delivered for the fiscal year ending on or about December 31, 2007, setting forth reasonably detailed calculations of Excess Cash Flow for such fiscal year.

(d)                                 Accountant’s No Default Statement.  Concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e)                                  Budget.  No later than 45 days following the first day of each fiscal year of the Holdings, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flow as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget);

(f)                                    Public Reports.  Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Holdings or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by Holdings to its shareholders generally, as the case may be; and

(g)                                 Additional Information.  Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of Holdings or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

Section 5.02.                             Notices of Material Events.  Holdings will furnish to the Administrative Agent prompt written notice of the following:

(a)                                  Default.  The occurrence of any Default;

(b)                                 Notice of Proceedings.  The filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Loan Party or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)                                  ERISA Event.  The occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of Holdings and the Subsidiaries in an aggregate amount exceeding $1,000,000; and

(d)                                 Material Adverse Effect.  Any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03.                             Existence; Conduct of Business.  Holdings will, and will cause each of the Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence.  Holdings will, and will cause each of the Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names, the failure of which to preserve, renew or maintain would have a Material Adverse Effect.  The provisions of this Section 5.03 shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 or a transaction permitted under Section 6.05.

Section 5.04.                             Payment of Tax Liabilities.  Holdings will, and will cause each of the Subsidiaries to, pay its Tax liabilities before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) Holdings or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested liability and the enforcement of any Lien securing such liability (provided that the provisions of this clause (c) shall not be applicable if the amount of the liability in question does not exceed $100,000) and (d) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 5.05.                             Maintenance of Properties.  Holdings will, and will cause each of the Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

Section 5.06.                             Insurance.  Holdings will, and will cause each of the Subsidiaries to, maintain, with financially sound and reputable insurance companies insurance in such amounts (with no greater risk retention) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations.  Holdings will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.  Each general liability insurance policy shall name the Administrative Agent as additional insured.  Each insurance policy covering Collateral shall name the Administrative Agent as loss payee and shall provide that the carrier will endeavor to give the Administrative Agent thirty (30)

days prior written notice to the Administrative Agent (or 10 days in the case of nonpayment of premiums) before canceling or materially reducing coverage levels under such policies.

Section 5.07.                             Casualty and Condemnation.  Holdings will:  (a) furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of any Collateral or the commencement of any action or proceeding for the taking of any Collateral or any material part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding; and (b) ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with, and to the extent required by, Section 2.11(c).

Section 5.08.                             Books and Records; Inspection Rights.  Holdings will, and will cause each of the Subsidiaries to, keep proper books of record and account in which materially true and correct entries are made of all dealings and transactions in relation to its business and activities.  Holdings will, and will cause each of the Subsidiaries to, permit any representatives designated by the Administrative Agent (which may include representatives of any Lender), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that if no Event of Default exists, the Administrative Agent shall not conduct more than two inspections of the Loan Party’s property in any twelve month period.  If an Event of Default exists, the Administrative Agent’s inspection rights shall not be limited.

Section 5.09.                             Compliance with Laws.  Holdings will, and will cause each of the Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.10.                             Use of Proceeds, Letters of Credit and Rights Offering Proceeds.  The proceeds of the Revolving Loans, Swingline Loans and Term Loans will be used to refinance existing indebtedness and for other general corporate purposes of the Borrower and the Subsidiaries in the ordinary course of business.  The proceeds of the Synthetic L/C Loans will be used only to fund Synthetic L/C Disbursements in accordance with Section 2.05(f)(i).  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations G, U and X.  Letters of Credit will be issued only to support transactions entered into by the Borrower and the Subsidiaries in the ordinary course of business.  Holdings agrees to use the proceeds received from the initial Loans hereunder and from the Rights Offering to redeem all of the SK Preferred Stock and repay in full the Take Back Notes and the Existing Credit Facility and to pay the fees and expenses incurred in connection with the Transactions.

Section 5.11.                             Additional Subsidiaries.  If any additional Subsidiary is formed or acquired after the Effective Date, Holdings will notify the Administrative Agent and the Lenders thereof and (a) if such Subsidiary is a Domestic Subsidiary and not an Excluded Foreign Subsidiary, Holdings will:  (i) cause such Subsidiary to become a party to the Security Documents promptly after such Subsidiary is formed or acquired; (ii) deliver all documentation as the Administrative Agent may require to evidence the authority of such Subsidiary to execute, deliver and perform the Loan Documents and to evidence the existence and good standing of such Subsidiary; and (iii) cause such Subsidiary to promptly take such actions to create and perfect Liens on such Subsidiary’s assets to secure the Obligations as the Administrative Agent shall reasonably request and (b) if any Equity Interest in such Subsidiary are owned by any Loan Party, Holdings will cause such Equity Interests to be pledged pursuant to the Security Documents promptly after such Subsidiary is formed or acquired (except that, if such Subsidiary is an Excluded Foreign

Subsidiary, the Equity Interests issued by such Subsidiary to be pledged pursuant to the Security Documents shall be limited to 65% of the outstanding voting Equity Interests of such Subsidiary).

Section 5.12.                             Further Assurances.

(a)                                  General Further Assurances.  Subject to the terms of the Security Agreement, Holdings will, and will cause each Subsidiary who is a Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable law, or which the Administrative Agent may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties.  Holdings also agrees to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b)                                 Acquisition of Material Assets.  Subject to the terms of the Security Agreement, if any Material Real Property is acquired by any Loan Party after the Effective Date or if any assets are acquired in an acquisition permitted hereby by any Loan Party after the Effective Date (other than: (i) assets constituting Collateral under the Security Documents that become subject to the Lien of the Security Documents upon acquisition thereof; (ii) 35% of the voting stock of Excluded Foreign Subsidiaries, (iii) equipment subject to certificate of title filing requirements and other rolling stock, and (iv) property located outside the United States of America and Puerto Rico), Holdings will notify the Administrative Agent and the Lenders thereof, and, if requested by the Administrative Agent, Holdings will promptly cause such assets to be subjected to a Lien securing the Obligations and will take, and cause the other Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties.

(c)                                  Mortgaged Property.

(i)                                     Appraisals.  If an Event of Default exists or one or more of the Lenders are required by applicable law to obtain an appraisal of the Mortgaged Property and the Administrative Agent so requests, Holdings shall deliver or cause to be delivered to the Administrative Agent a current appraisal of each parcel of the Mortgaged Property or any portion thereof, such appraisals to be in form and scope satisfactory to the Administrative Agent.

(ii)                                  Title Insurance Policies.  Within thirty (30) days following the delivery of each modification to the Existing Mortgages and each new Mortgage under Sections 4.01 or 5.12(b), Holdings shall deliver or cause to be delivered to the Administrative Agent a mortgagee policy of title insurance (or, with respect to the Existing Mortgages if available, endorsements to the existing mortgagee policies of title insurance issued in respect of the Existing Mortgages) written by a title insurance company reasonably acceptable to the Administrative Agent, and in a form reasonably satisfactory to the Administrative Agent, in an amount not less than the then insurable value of such Mortgaged Property for new Mortgages under Section 5.12(b) (as reasonably determined by Holdings) or, with respect to the Existing Mortgages, in the amount of the existing mortgagee policies of title insurance issued in respect of the Existing Mortgages, insuring that the Mortgage creates a valid first Lien (subject to Liens permitted under Section 6.02 on such Mortgaged Property), with no exceptions which the Administrative Agent shall not have approved, such approval not to be unreasonably withheld or delayed.  The mortgagee policy of title insurance shall include an endorsement insuring against the effect of future advances under the Loan Documents, for mechanics’ liens and for any other matter that the Administrative Agent may reasonably request, and shall provide for affirmative insurance and such reinsurance as the Administrative Agent may reasonably request.

(iii)                               Environmental Reports.  If the Administrative Agent at any time has reasonable basis to believe that there may be a material violation of any Environmental Laws by, or any material liability arising under Environmental Laws of, any Loan Party or related to any Mortgaged Property or any real property adjacent to any Mortgaged Property, then Holdings agrees, upon the request of the Administrative Agent, to provide the Administrative Agent with such environmental reports and assessments, engineering studies or other written material or data as the Administrative Agent may reasonably require relating thereto.

(iv)                              Environmental Remediation.  In the event that the Administrative Agent determines from the environmental reports or information delivered pursuant to clause (iii) of this Section or pursuant to any other reasonably reliable information, that Remedial Action to correct an adverse environmental condition is required under Environmental Law with respect to any Loan Party or the Mortgaged Property or any other property of any Loan Party, Holdings shall take such action as is required under Environmental Law to cure any material violation or potential violation of any Environmental Laws or any material actual or potential liability under any Environmental Law.

(d)                                 Holdings Shareholders.  By August 15, 2006, Holdings shall provide a listing of all of Holdings’ shareholders who own 5% or more of the capital stock of Holdings after giving effect to the Transactions and the number of shares of the capital stock of Holdings held by each.

Section 5.13.                               Performance of Obligations.  Holdings will, and will cause each of the Subsidiaries to, perform all of its obligations under the terms of each mortgage, indenture, security agreement, loan agreement or credit agreement and each other agreement, contract or instrument by which it is bound, except such non-performances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

ARTICLE VI.

Negative Covenants

Until the Loan Obligations have been Fully Satisfied, Holdings and the Borrower covenant and agree with the Lenders that:

Section 6.01.                             Indebtedness.  Holdings will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a)                                  Indebtedness created under the Loan Documents;

(b)                                 Indebtedness existing on the date hereof and set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in any earlier maturity date or decreased weighted average life thereof; provided that any Indebtedness outstanding in connection with the SK Preferred Stock must be repaid within 45 days of the Effective Date and any Indebtedness outstanding in connection with the Take Back Notes and the Existing Credit Facility shall not be permitted after the initial Loans are made hereunder;

(c)                                  Indebtedness of Borrower to any subsidiary of Borrower and of any subsidiary of Borrower to Borrower or any other subsidiary of Borrower; provided that Indebtedness that is owed to any Loan Party by any subsidiary that is not a Loan Party shall be subject to Section 6.04;

(d)           Guarantees by Holdings of Indebtedness and other obligations of any Subsidiary and by any Subsidiary of Indebtedness and other obligations of Holdings or any other Subsidiary; provided that Guarantees by any Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 6.04;

(e)           Indebtedness (including Capital Lease Obligations) of the Borrower or any subsidiary of Borrower incurred to finance the acquisition, construction or improvement of any fixed or capital asset (including real property), and any Indebtedness assumed in connection with the acquisition of any such asset or secured by a Lien on any such assets prior to the acquisition thereof and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof; provided that:

(i)            no Default exists or would result therefrom;

(ii)           such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement; provided that neither the Borrower nor any subsidiary of Borrower shall be required to comply with this 90 day requirement with respect to any financing of vehicles and neither the Borrower nor any subsidiary of Borrower shall be required to comply with this 90 day requirement with respect to any sale and leaseback transaction until the aggregate proceeds received from all such sales (excluding the sales of vehicles) made since the Effective Date equals or exceeds $7,500,000; and

(iii)          at the time Indebtedness is incurred or assumed under the permissions of this paragraph (e) either:

(A)          the Leverage Ratio as calculated for the four fiscal quarter period then most recently ended for which financial statements are available on a pro forma basis after giving effect to the Indebtedness to be incurred is equal to or less than the ratio then in effect under Section 7.01 reduced by 0.50 or

(B)           the aggregate of the then outstanding principal amount of Indebtedness incurred under the permissions of this clause (e) (including the Indebtedness then proposed to be incurred or assumed) shall not exceed $50,000,000;

(f)            Indebtedness arising in connection with Swap Agreements permitted by Section 6.07;

(g)           Indebtedness of the type described in paragraph (e) of this Section of any Person that becomes a subsidiary of Borrower after the date hereof; provided that (i) such Indebtedness exists at the time such Person becomes a subsidiary of Borrower and is not created in contemplation of or in connection with such Person becoming a subsidiary of Borrower, (ii) such Person became a subsidiary of the Borrower in a transaction permitted by Section 6.04(k), (iii) the aggregate principal amount of all Indebtedness permitted by this paragraph (g) which is secured shall not exceed $5,000,000 at any one time outstanding, and (iv) the aggregate principal amount of all Indebtedness permitted by this paragraph (g) which is unsecured shall not exceed $15,000,000 at any one time outstanding;

(h)           to the extent constituting Indebtedness, customary indemnification and purchase price adjustments or similar obligations incurred in connection with acquisitions and dispositions of assets otherwise permitted hereunder;

(i)            to the extent constituting Indebtedness, deferred compensation payable to directors, officers or employees of the Holdings and the Subsidiaries;

(j)            cash management obligations and Indebtedness incurred by Holdings or any Subsidiary in respect of netting services, overdraft protections and similar arrangements, in each case entered into in the ordinary course of business in connection with cash management and deposit accounts and not involving the borrowing of money;

(k)           obligations, contingent or otherwise, for the payment of money under any noncompete, consulting or similar agreement entered into with the seller of a Target or any other arrangements providing for the deferred payment of the purchase price for an acquisition permitted hereby; provided that the Indebtedness permitted by this paragraph (k) is incurred in a transaction permitted by Section 6.04(k);

(l)            Indebtedness arising from the financing of insurance premiums with the applicable insurance company or an Affiliate thereof provided that no Default exists or would otherwise result therefrom; and

(m)          other unsecured Indebtedness of the Borrower and the subsidiaries of the Borrower; provided that (i) no Default exists or would result therefrom and (ii) either (A) the Leverage Ratio as calculated for the four fiscal quarter period then most recently ended for which financial statements are available on a pro forma basis after giving effect to the Indebtedness to be incurred is equal to or less than 3.50 to 1.00 or (B) the then aggregate outstanding principal amount of Indebtedness incurred under the permissions of this paragraph (m) (including the Indebtedness then proposed to be incurred or assumed) shall not exceed $25,000,000.

Section 6.02.                             Liens.  Holdings will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it except:

(a)           Liens created under the Loan Documents;

(b)           Permitted Encumbrances;

(c)           any Lien on any asset of the Borrower or any subsidiary of the Borrower existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any subsidiary of Borrower and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d)           any Lien existing on any fixed or capital asset prior to the acquisition thereof by the Borrower or any subsidiary of Borrower or existing on any fixed or capital asset of any Person that becomes a subsidiary of Borrower after the date hereof prior to the time such Person becomes a subsidiary of Borrower; provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming such a subsidiary, as the case may be, (B) such Lien shall not apply to any other asset of the Borrower or any subsidiary of Borrower and (C) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes such a subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(e)           Liens on fixed or capital assets (including real property) acquired, constructed or improved by the Borrower or any subsidiary of Borrower; provided that (A) such security interests secure

Indebtedness permitted by paragraph (e) of Section 6.01 and (B) such security interests shall not apply to any other property or assets of the Borrower or any subsidiary of the Borrower;

(f)            to the extent constituting Liens, requirements imposed on Borrower or any subsidiary of Borrower by Governmental Authorities to maintain certain levels of capital or net worth due to the regulated nature of such Person’s operations;

(g)           deposit, escrow or similar accounts held by customers of Borrower or any subsidiary of Borrower as security for their respective obligations under customer contracts entered into in the ordinary course of business on a basis consistent with past practices;

(h)           Liens on the right, title and interest of Holdings and the Subsidiaries in the proceeds from any insurance policy and the right to the return of unearned premiums thereunder securing the Indebtedness permitted by Section 6.01(l) incurred to finance the premiums under each such policy; and

(i)            other Liens securing Indebtedness or other obligations in an aggregate principal amount not to exceed $10,000,000 at any time outstanding; provided that the aggregate book value of all assets encumbered by all the Liens permitted under this paragraph (i) shall not exceed $10,000,000, with the book value of an asset determined at the time of the granting of the Lien therein.

Section 6.03.                             Fundamental Changes; Limitation on Business.

(a)           Fundamental Change.  Holdings will not, nor will it permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing:  (a) any subsidiary of Borrower may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (b) any subsidiary of Borrower may merge into any other subsidiary of Borrower in a transaction in which the surviving entity is a subsidiary of Borrower and (if any party to such merger is a Subsidiary Loan Party) is a Subsidiary Loan Party, (c) any subsidiary of the Borrower or the Borrower may merge into another Person in connection with an acquisition permitted by Section 6.04 as long as, if the Borrower is involved, the Borrower is the surviving Person or if a subsidiary of the Borrower is involved, the surviving Person is or becomes a Subsidiary Loan Party and (d) any subsidiary of Borrower may liquidate or dissolve if Holdings determines in good faith that such liquidation or dissolution is in the best interests of Holdings and is not materially disadvantageous to the Lenders and if such subsidiary is a Subsidiary Loan Party, its assets are transferred to a Subsidiary Loan Party; provided that any such merger involving a Person that is not a Wholly-Owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

(b)           Limitation on Business.  Holdings will not, and will not permit any of the Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by Holdings and the Subsidiaries on the Effective Date and businesses reasonably related thereto and businesses ancillary or complimentary thereto.  Notwithstanding the foregoing or anything else in this Agreement to the contrary, Holdings will not permit Elgint Corp or SK Europe, Inc. to engage in any business or own any significant assets or have any material liabilities; provided that Elgint Corp and SK Europe, Inc. may engage in those activities that are incidental to (i) the maintenance of its existence in compliance with applicable law and (ii) legal, tax and accounting matters in connection with any of the foregoing activities.

Section 6.04.                             Investments, Loans, Advances, Guarantees and Acquisitions.  Holdings will not, and will not permit any of the Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Wholly-Owned Subsidiary prior to such merger) any Equity Interests in or evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the assets of a Person or of a division or branch of such Person or any other assets of any other Person constituting a business unit, except:

(a)           Permitted Investments;

(b)           investments existing on the date hereof and set forth on Schedule 6.04;

(c)           investments by Holdings and the Subsidiaries in Equity Interests in their respective Subsidiaries (including any Person who after giving effect to such investment becomes a Subsidiary); provided that (i) any such Equity Interests held by a Loan Party shall be pledged pursuant to the Security Documents (subject to the limitations applicable to common stock of an Excluded Foreign Subsidiary referred to in Section 5.11); (ii) the aggregate amount of the Net Investments by Loan Parties in Subsidiaries who are not Loan Parties shall not exceed $30,000,000 at any time; and (iii) the aggregate amount of the Net Investments by Loan Parties in Safety-Kleen de Mexico, S. de R.L. de C.V., SK Servicos Ambientales Administrativos, S. de R.L. de C.V. or any other subsidiary that is organized under the laws of Mexico shall not exceed $10,000,000 at any time (as used in this paragraph (c), the term “Net Investments” means at any time and with respect to any Loan Party, the sum of (i) aggregate costs of the investments made by such Loan Party in Subsidiaries who are not Loan Parties (including, if required by Section 4.5 of the Security Agreement, the amount of the excess above $2,500,000 in book value of Collateral which is located outside the United States of America where the actions required by Section 4.5 of the Security Agreement have not been taken); minus (ii) all dividends, returns of capital and other distributions by such Subsidiaries to the applicable Loan Party made after the Effective Date; plus (iii) the principal amount of the loans and advances by the applicable Loan Party to such Subsidiaries that are then outstanding; plus (iv) the then outstanding amount of all Indebtedness of the type described in clauses (a) through (e), (h), (k), (l) and (n) of the definition thereof Guaranteed by the applicable Loan Party of Indebtedness of such Subsidiaries; plus (v) the aggregate amount paid by the applicable Loan Party under Guarantees of obligations (other than Indebtedness) of such Subsidiaries since the Effective Date);

(d)           loans or advances made by the Borrower to any subsidiary of the Borrower and made by any subsidiary of Borrower to the Borrower or any other subsidiary of the Borrower; provided that the amount of such loans and advances made by Loan Parties to Subsidiaries that are not Loan Parties shall be subject to the limitation set forth in paragraph (c) above;

(e)           Guarantees constituting Indebtedness permitted by Section 6.01; provided that the aggregate principal amount of Indebtedness of Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party shall be subject to the limitation set forth in paragraph (c) above;

(f)            investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(g)           notes and other non-cash consideration received as part of the purchase price of assets disposed of pursuant to Section 6.05;

(h)           extension of trade credit in the ordinary course of business;

(i)            Swap Agreements permitted by Section 6.07;

(j)            loans and advances to officers, directors, and employees of Holdings and the Subsidiaries made in the ordinary course of business for travel, entertainment, relocation costs and other business expenses up to a maximum for all such loans and advances of $1,000,000 in the aggregate at any one time outstanding;

(k)           Borrower or a subsidiary of the Borrower may purchase, hold or acquire (including pursuant to a merger) all the Equity Interests in a Person and may purchase or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the assets of any other Person or all or substantially all of the assets of a division or branch of such Person or any other assets of any other Person constituting a business unit, if, with respect to each such acquisition:

(i)            Default.  No Default exists or would result therefrom;

(ii)           Purchase Price Limitation.  The sum of the Purchase Price for the acquisition in question plus the aggregate of all Purchase Prices paid for all acquisitions consummated under the permissions of this paragraph (k) in the same fiscal year does not exceed either (A) $50,000,000 or (B) $25,000,000 if the Leverage Ratio is greater than 4.00 to 1.00 (as calculated based on the most recently ended four fiscal quarter period for which financial statements are available and on a pro forma basis for the acquisition in question assuming that the acquisition occurred on the first day of the applicable period); provided that the Purchase Price for an acquisition financed with the proceeds of a Loan made under the commitments provided for pursuant to Section 2.20 shall be excluded from any calculation under this clause (ii).  The term “Purchase Price” means, as of any date of determination and with respect to a proposed acquisition, the purchase price to be paid for the Target or its assets, including all cash consideration paid (including the then estimated amount of deferred purchase price obligations) or to be paid (based on the estimated amount thereof), the value of all other assets to be transferred by the purchaser in connection with such acquisition to the seller all valued in accordance with the applicable purchase agreement and the outstanding principal amount of all Indebtedness of the Target or the seller assumed or acquired in connection with such acquisition; excluding however, any portion thereof paid for by the issuance of Equity Interest in Holdings;

(iii)          Delivery and Notice Requirements.  Borrower shall provide to Administrative Agent, prior to the consummation of the acquisition, the following:  (A) notice of the acquisition, (B) the most recent financial statements of the Target that Borrower has available, (C) copies of the applicable purchase agreement and copies of such other documentation and information relating to the Target and the acquisition as Administrative Agent may reasonably request, (D) if the Purchase Price for the acquisition in question equals or exceeds $15,000,000, projected income and cash flow statements for the Borrower for the period through the Term Loan Maturity Date, prepared on a basis acceptable to the Administrative Agent, giving pro forma effect to acquisition and any Indebtedness incurred in connection therewith (assuming that the acquisition in question closed on the first day of the applicable period, that the incurrence or assumption of Indebtedness in connection therewith occurred on the first day of such period and, to the extent such Indebtedness bears interest at a floating rate, using the rate in effect at the time of calculation for the entire period of calculation) and (E) a certificate signed by a Financial Officer of the Borrower certifying: (1) that the Borrower shall be in compliance with the covenants contained in Article VII on a pro forma basis for the four fiscal quarter period then most recently ending for which financial statements are available (assuming that the acquisition in question closed on the first day of the applicable period, that the incurrence or assumption of Indebtedness in connection therewith occurred on the first day of such period and, to the extent such Indebtedness bears interest at a floating rate, using the rate in effect at the time of calculation for the entire period of calculation), (2) if the Purchase Price for the acquisition in question equals or exceeds $15,000,000, that the Borrower shall be in compliance with the covenants contained in Article VII on a projected, pro forma basis through the Term Loan Maturity Date as calculated in accordance with clause (D) of this subparagraph, (3) that after giving effect to the acquisition in question, all representations and warranties contained in the Loan Documents will be true and correct in all material respects on and as of the date of the closing of the acquisition with the same force and effect as if such representations and warranties had been made on and as of such date, except to the extent that such representations and warranties relate specifically to another date; (4) that no Default exists or will result from the acquisition; and (5) to the Borrower’s calculation of its compliance with clause (ii) of this paragraph (k);

(iv)          U.S. Acquisitions.  The Target is (A) organized under the laws of a state in the United States of America and (B) involved in the same general type of business activities as the Borrower and the subsidiaries of the Borrower or business reasonably related thereto or ancillary or complimentary thereto;

(v)           No Contested Acquisitions.  The proposed acquisition shall have been approved by the Board of Directors of the Target (or similar governing body if the Target is not a corporation) and no Person shall have announced that it will oppose the acquisition;

(vi)          Joinder of Subsidiary.  Holdings shall have complied with its obligations under Sections 5.11 and 5.12 promptly after as of the date of the acquisition;

(vii)         Environmental Diligence.  Holdings shall have completed a due diligence analysis of the environmental condition of the property of the Target to be acquired and the environmental liabilities to be assumed in connection therewith reasonably satisfactory to the Administrative Agent;

(viii)        Structure.  If the proposed acquisition is an acquisition of the stock or other Equity Interest issued by a Target, the acquisition will be structured so that the Target will become a Wholly-Owned Domestic Subsidiary of the Borrower or will be merged with or into the Borrower or a Loan Party who is a Wholly-Owned Domestic Subsidiary of the Borrower.  If the proposed acquisition is an acquisition of assets, the acquisition will be structured so that the Borrower or a Subsidiary Loan Party who is a Wholly-Owned Domestic Subsidiary of the Borrower shall acquire the assets either directly or through a merger;

(l)            Guarantees by a Loan Party of leases of the Borrower and the subsidiaries of the Borrower (other than Capital Lease Obligations) entered into in the ordinary course of business; provided that the aggregate amount of Guarantees by Loan Parties of leases of subsidiaries of Borrower that are not Loan Parties is subject at all time to the limitations set forth in paragraph (c) of this Section 6.04;

(m)          endorsements of items for collection or deposit in the ordinary course of business; and

(n)           in addition to the investments otherwise permitted by this Section 6.04, the Borrower and its subsidiaries may acquire Equity Interests in or other securities of, make loans or advances to, Guarantee any obligations of, or make any other investment in, any other Person if the aggregate amount expended to make all such investments consummated under the permissions of this paragraph (n) shall not exceed an amount equal to $10,000,000; provided that as of the date of any such investment and after giving effect thereto, (i) no Default shall exists or result therefrom; and (ii) no investment made under this paragraph (n) shall increase the aggregate amount of investments permitted by paragraph (c) of this Section 6.04.

Section 6.05.                             Asset Sales.  Holdings will not, and will not permit any of the Subsidiaries to, sell, transfer, lease or otherwise dispose of any asset, except:

(a)           sales of inventory, obsolete, damaged, no longer used or useful, uneconomic or worn out equipment (including vehicles) and Permitted Investments in the ordinary course of business;

(b)           sales, transfers and dispositions to the Borrower or a subsidiary of Borrower; provided that no Default exists or would result and any such sales, transfers or dispositions involving a subsidiary of Borrower that is not a Loan Party shall be made in compliance with Section 6.09 and Section 6.04;

(c)           leasing or licensing of real or personal property (including subleases or sublicense) in the ordinary course of business;

(d)           the sale, transfer or other disposition of the real property described on Schedule 6.05(c);

(e)           sales, transfers and other dispositions of assets by Borrower and the subsidiaries of Borrower that are not permitted by any other clause of this Section; provided that, (i) as of the date of any disposition under this clause (c), no Default that shall have been declared in a writing by the Administrative Agent to Holdings shall then exist and the aggregate book value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (e) (including the disposition in question) since the Effective Date shall not exceed an aggregate amount equal to 5% of the consolidated assets of Holdings as then reflected in the most recent financial statements of Holdings; (ii) no intellectual property necessary for the operation of the business of the Borrower and its subsidiaries may be disposed of under the provisions of this paragraph (e) (but intellectual property may be disposed of under the terms of paragraph (c) of this Section); and (iii) no accounts may be disposed of under the permissions of this paragraph (e) except in connection with the disposition of all or substantially all of the other assets of the owner of such accounts or all or substantially all the assets of a division or line of business of the owner of such accounts or as a result of the disposition of all the Equity Interest of the owner of such accounts;

provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by clause (d) and (e) above) shall be made for fair value and for at least 75% cash consideration.

Section 6.06.                             Sale and Leaseback Transactions.  Holdings will not, and will not permit any of the Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred except for any such sale of any fixed or capital assets by Borrower or any of its subsidiaries that is made for cash consideration in a transaction permitted by Section 6.05 and unless any Indebtedness resulting therefrom is permitted by Section 6.01(e).

Section 6.07.                             Swap Agreements.  Holdings will not, and will not permit any of the Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which Holdings or any Subsidiary has actual exposure (other than those in respect of Equity Interests or Restricted Indebtedness of Holdings or any of the Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of Holdings or any Subsidiary.

Section 6.08.                             Restricted Payments; Certain Payments of Indebtedness.

(a)           Restricted Payments.  Holdings will not, nor will it permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:

(i)            Holdings and SK Holding may declare and pay dividends with respect to their respective capital stock payable solely in additional shares of its capital stock;

(ii)           subsidiaries of Borrower may declare and pay dividends ratably with respect to their capital stock;

(iii)          Borrower may pay cash dividends to SK Holding and SK Holding may pay all or a portion of such cash dividends to Holdings:  (A) so long as the proceeds thereof are promptly used by SK Holding or Holdings to pay operating expenses incurred in the ordinary course of business (including, without limitation, outside directors and professional fees, expenses and indemnities) and other similar corporate overhead costs and expenses and the aggregate amount of all cash dividends paid pursuant to this clause (A) by the Borrower shall not exceed $2,000,000 in any fiscal year of Holdings; (B) at the times and in the amounts necessary to enable Holdings to pay its tax obligations, provided that (1) the amount of cash dividends paid pursuant to this clause (B) to enable Holdings to pay Federal and state income taxes at any time shall not exceed the amount of such Federal and state income taxes actually owing by Holdings at such time for the respective period and (2) any refunds received by Holdings shall promptly be returned by Holdings to SK Holdings and by SK Holdings to the Borrower; and (C) in order to allow Holdings to make the repurchases permitted by clause (iv) below; and

(iv)          if no Default exists or would result, Holdings may redeem, repurchase or otherwise acquire for value its common stock (or any options or warrants to purchase its common stock) as long as the aggregate amount expended in connection therewith does exceed $5,000,000 during any fiscal year.

(b)           Certain Payments of Indebtedness.  Holdings will not, nor will it permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash securities or other property) of or in respect of principal of or interest on any Indebtedness of the type described in clauses (a) through (e), (h), (k), (l) and (n) of the definition thereof, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Indebtedness, except:

(i)            payment of Indebtedness created under the Loan Documents;

(ii)           payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness;

(iii)          refinancing of Indebtedness to the extent permitted by Section 6.01;

(iv)          repayment of Indebtedness assumed or acquired in an acquisition permitted by Section 6.04(k);

(v)           repayment of Capital Lease Obligations;

(vi)          payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(vii)         repayment of Indebtedness owed to Holdings or any Subsidiary;

(viii)        repayment of Indebtedness owed by any Foreign Subsidiary;

(ix)           repayment of the Indebtedness required by Sections 5.10 and 6.01(b); and

(x)            repayment of any other Indebtedness if as of the date of such repayment, no Default exists and the Leverage Ratio as calculated for the four fiscal quarter period then most recently ended for which financial statements are available at the time is less than 3.50 to 1.00.

Section 6.09.                             Transactions with Affiliates.  Holdings will not, nor will it permit any  Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

(a)           transactions in the ordinary course of business that are at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties;

(b)           transactions between or among the Loan Parties not involving any other Affiliate;

(c)           any Restricted Payment permitted by Section 6.08;

(d)           loans may be made and other transactions may be entered into by Holdings and the Subsidiaries to the extent permitted by Sections 6.01, 6.04 and 6.05;

(e)           customary fees, indemnities and reimbursements may be paid to officers and directors of Holdings and the Subsidiaries;

(f)            Holdings and the Subsidiaries may enter into, and may make payments under, employment agreements, employee benefits plans, stock option plans, indemnification provisions, severance arrangements, and other similar compensatory arrangements with officers, employees and directors of Holdings and the Subsidiaries in the ordinary course of business;

(g)           periodic allocations of overhead expenses among Holdings and the Subsidiaries may be made in the ordinary course of business;

(h)           the Transactions;

(i)            payments under that certain Amended and Restated Partnership Agreement dated effective as of January 1, 2002 between Safety-Kleen Services, Inc. (predecessor in interest to the Borrower) and Church & Dwight Co., Inc. relating to The ArmaKleen Company partnership, as the same exists on the Effective Date, without giving effect to any amendment or other modification of the payment provisions thereof which would have the effect of increasing the payments owned by the Borrower or any other Loan Party thereunder for purposes of this Section unless amended with the approval of the Administrative Agent, which approval will not be unreasonably withheld or delayed;

(j)            Transactions with Foreign Subsidiaries organized under the laws of Canada or any jurisdiction therein consummated in the ordinary course consistent with past practices; and

(k)           Holdings and the Subsidiaries may pay management, consulting, or similar fees to Affiliates in an aggregate amount not to exceed $500,000 in any fiscal year of Holdings if no Default exists or would result.

Section 6.10.          Restrictive Agreements.  Holdings will not, nor will it permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of Holding or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or imposed by a Governmental Authority or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof (but shall apply to any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or assets pending such sale, provided such restrictions and conditions apply only to the Subsidiary or assets that are to be sold and such sale is permitted hereunder, (iv) the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to Indebtedness permitted by this Agreement if such restrictions or conditions are in substance no more restrictive than those contained herein, (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof, (vi) clause (a) of the foregoing shall not apply to restrictions on the transfer of any asset subject to a Lien permitted by this Agreement and (vii) the foregoing shall not apply to customary restrictions imposed by customers under contractual arrangements with respect to cash or other deposits required thereby or minimum net worth or similar requirements imposed under such contractual arrangements.

Section 6.11.          Amendment of Material Documents.  Holdings will not, nor will it permit any Subsidiary to, amend, modify or waive any of its rights under its certificate of incorporation, by-laws or other organizational documents unless such amendment, or other modification could not reasonably be expected to be adverse to the interest of the Lenders in any material respect.

Section 6.12.          Change in Fiscal Year.  Holdings will not change the manner in which either the last day of its fiscal year or the last days of the first three fiscal quarters of its fiscal year is calculated.

ARTICLE VII.

Financial Covenants

Until the Loan Obligations have been Fully Satisfied, Holdings and the Borrower covenant and agree with the Lenders that:

Section 7.01.          Leverage Ratio.  As of the last day of each fiscal quarter ending during the period set forth in the table below, Holdings shall not permit the ratio of Consolidated Indebtedness as of such date to Consolidated Adjusted EBITDA for the four (4) fiscal quarters then ended to exceed the ratio set forth in the table below opposite the applicable period:

Period	Ratio
Effective Date through the fiscal year ending on or about December 31, 2008	4.50 to 1.00
At all times after the fiscal year ended on or about December 31, 2008	4.00 to 1.00

Section 7.02.          Interest Coverage.  As of the last day of each fiscal quarter ending during the period set forth in the table below, Holdings shall not permit the ratio of Consolidated EBITDA to Consolidated Cash Interest Expense for the four (4) fiscal quarters then ended to be less than the ratio set forth in the table below opposite the applicable period:

Period	Ratio
Effective Date through the fiscal year ending on or about December 31, 2008	2.50 to 1.00
At all times after the fiscal year ended on or about December 31, 2008	3.00 to 1.00

Section 7.03.          Capital Expenditures.  During each fiscal year, the aggregate amount of all Adjusted Capital Expenditures of Holdings and the Subsidiaries will not exceed the applicable Capital Expenditure Limit for such fiscal year.  The term “Capital Expenditure Limit” means the sum of the following:  (i) the amount set forth in the table below opposite the applicable fiscal year in the table below (for each such year, the “Yearly Limit”) plus (ii) the portion of the Yearly Limit from the immediately preceding fiscal year which was not expended by Holdings and the Subsidiaries for Capital Expenditures in such preceding fiscal year (the “Carryover Amount”).  In calculating the Carryover Amount for any fiscal year, the Yearly Limit applicable to the previous fiscal year shall be deemed to have been utilized first by any Capital Expenditures made in such fiscal year.

Fiscal Year Ending on or About	Yearly Limit
December 31, 2006	$40,000,000
December 31, 2007	$40,000,000
December 31, 2008 and each fiscal year thereafter	$50,000,000

“Adjusted Capital Expenditures” means, for any period, all Capital Expenditures incurred during such period, minus the following, but only to the extent included in such Capital Expenditures:

(a)           Environmental Liability Expenditures made during such period in an aggregate amount of $12,000,000 or less (or if Environmental Liability Expenditures are not otherwise included in Capital Expenditures during such period, plus Environmental Liability Expenditures in excess of $12,000,000 in such period);

(b)           Capital Expenditures financed during such period with the proceeds of Loans made under the commitments provided for in Section 2.20 of this Agreement;

(c)           Capital Expenditures made during such period to acquire equipment owned by the Borrower or one of its subsidiaries and delivered to a customer for use by the customer in the ordinary course of the Borrower’s or such subsidiaries’ business; and

(d)           Capital Expenditures paid for during such period with the proceeds from permitted asset dispositions and casualty and condemnation events.

ARTICLE VIII.

Events of Default

Section 8.01.          Events of Default; Remedies.  If any of the following events (“Events of Default”) shall occur:

(a)           the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)           the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section 8.01) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days;

(c)           any representation, warranty or certification made or deemed made by or on behalf of Holdings or any Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)           Holdings or the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.01 and such failure shall continue unremedied for a period of 15 days or Holdings or the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Sections 5.02(a) or 5.03 (with respect to the existence of Holdings or the Borrower) or in Articles VI or VII;

(e)           any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Section 8.01), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f)            Holdings or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, subject to any applicable grace periods;

(g)           any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Holdings or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)            Holdings or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section 8.01, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)            Holdings or any Subsidiary shall become unable or admit in writing its inability to pay its debts as they become due;

(k)           one or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 shall be rendered against Holdings, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of Holdings or any Subsidiary to enforce any such judgment;

(l)            an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m)          any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any material portion of the Collateral, with the priority required hereby, except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or (ii) as a result of the Administrative Agent’s failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Security Documents;

(n)           any Security Document shall otherwise for any reason cease to be in full force and effect and valid, binding and enforceable in accordance with its terms after its date of execution, or any Loan Party shall so state in writing;

(o)           any Loan Party shall suffer any uninsured, unindemnified or under insured loss of Collateral in excess of $12,000,000 unless with respect to any situation in which the insurance or indemnity coverage is denied, the applicable Loan Party is contesting such denial in good faith pursuant to proceedings diligently pursued; or

(p)           a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Section), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Section, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower.  In addition, if any Event of Default shall occur and be continuing, the Administrative Agent may (and if directed by the Required Lenders, shall) foreclose or otherwise enforce any Lien granted to the Administrative Agent, for the benefit of the Secured Parties, to secure payment and performance of the Obligations in accordance with the terms of the Loan Documents and exercise any and all rights and remedies afforded by the laws of the State of New York or any other jurisdiction, by any of the Loan Documents, by equity, or otherwise.

Section 8.02.          Performance by the Administrative Agent.  If any Loan Party shall fail to perform any covenant or agreement in accordance with the terms of the Loan Documents, the Administrative Agent may and shall, at the direction of the Required Lenders, perform or attempt to perform such covenant or agreement on behalf of the applicable Loan Party.  In such event, the Borrower shall, at the request of the Administrative Agent promptly pay any amount expended by the Administrative Agent or the Lenders in connection with such performance or attempted performance to the Administrative Agent, together with interest thereon at the interest rate provided for in Section 2.13(d) from and including the date of such expenditure to but excluding the date such expenditure is paid in full.  Notwithstanding the foregoing, it is expressly agreed that neither the Administrative Agent nor any Lender shall have any liability or responsibility for the performance of any obligation of any Loan Party under any Loan Document.

ARTICLE IX.

The Administrative Agent

Section 9.01.          Appointment.  Each of the Lenders and the Issuing Bank hereby irrevocably appoints JPMorgan Chase Bank, National Association, as agent on its behalf, and on behalf of each of its Affiliates who are owed Obligations (each such Affiliate by acceptance of the benefits of the Loan Documents hereby ratifying such appointment) and authorizes the Administrative Agent to take such actions on its behalf and on behalf of such Affiliates and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Section 9.02.          Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Holdings or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

Section 9.03.          Limitation of Duties and Immunities.  The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings or any of the Subsidiaries that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02) or in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by Holdings or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 9.04.          Reliance on Third Parties.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and reasonably believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05.          Sub-Agents.  The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of each Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 9.06.          Successor Agent.  Subject to the appointment and acceptance of a successor the Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower.  Upon any such resignation, the Required Lenders shall have the right, subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.  Upon the effectiveness of the retirement of any Administrative Agent, the retiring Administrative Agent may, at its option (i) transfer the management of all then existing Credit Linked Accounts to the successor Administrative Agent or (ii) close all such Credit Linked Accounts upon the establishment of new Credit Linked Accounts with the successor Administrative Agent (and the successor Administrative Agent shall establish such new accounts) and transfer all amounts on deposit in such Credit Linked Accounts to such new accounts.  Any successor Administrative Agent, any sub agent and any other Person designated to receive payments under the Loan Documents from the Loan Parties for the benefit of the Administrative Agent, Lender or Issuing Bank shall be a “U.S. person” and a “financial institution” as such terms are defined in Section 1.441-1 of the Treasury Regulations under the Code.

Section 9.07.                             Independent Credit Decisions.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

Section 9.08.                             Other Agents.  Credit Suisse, Nexbank SSB and Wachovia Bank, National Association have been designated as “syndication agent” or “co-documentation agents” hereunder in recognition of the level of each of their Commitments.  Neither Credit Suisse, Nexbank SSB nor Wachovia Bank, National Association is an agent for the Lenders and no such Lender shall have any obligation hereunder other than those existing in its capacity as a Lender.  Without limiting the foregoing, no such Lender shall have or be deemed to have any fiduciary relationship with or duty to any Lender.

Section 9.09.                             Powers and Immunities of Issuing Bank and Swingline Lender.  Neither the Issuing Bank, the Swingline Bank  nor any of their respective Related Parties shall be liable for any action taken or omitted to be taken by any of them hereunder or otherwise in connection with any Loan Document except for its or their own gross negligence or willful misconduct.  Without limiting the generality of the preceding sentence, the Issuing Bank and the Swingline Lender (a) shall have no duties or responsibilities except those expressly set forth in the Loan Documents, and shall not by reason of any Loan Document be a trustee or fiduciary for any Lender or for the Administrative Agent, (b) shall not be required to initiate any litigation or collection proceedings under any Loan Document, (c) shall not be responsible to any Lender or the Administrative Agent for any recitals, statements, representations, or warranties contained in any Loan Document, or any certificate or other documentation referred to or provided for in, or received by any of them under, any Loan Document, or for the value, validity, effectiveness, enforceability, or sufficiency of any Loan Document or any other documentation referred to or provided for therein or for any failure by any Person to perform any of its obligations thereunder, (d) may consult with legal counsel (including counsel for the Borrower), independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants, or experts, and (e) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate, or other instrument or writing believed by it to be genuine and signed or sent by the proper party or parties.  As to any matters not expressly provided for by any Loan Document, the Issuing Bank and the Swingline Lender shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions signed by the Required Lenders, and such instructions of the Required Lenders and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and the Administrative Agent; provided, however, that the Issuing Bank shall not be required to take any action which exposes it to personal liability or which is contrary to any Loan Document or applicable law.

Section 9.10.                             Permitted Release of Collateral and Subsidiary Loan Parties.

(a)           Automatic Release.  If any Loan Party sells any Collateral which is permitted to be disposed of under Section 6.05, the Liens in the Collateral granted to the Administrative Agent under the Loan Documents shall automatically terminate and the Collateral will be disposed of free and clear of all Liens of the Administrative Agent.

(b)           Written Release.  The Administrative Agent is authorized to release of record, and shall release of record, any Liens encumbering any Collateral that is permitted to be sold upon an authorized officer of the Borrower certifying in writing to the Administrative Agent that the proposed disposition of Collateral is permitted under Section 6.05.  To the extent the Administrative Agent is required to execute any release documents in accordance with the immediately preceding sentence, the Administrative Agent shall do so promptly upon request of the Borrower without the consent or further agreement of any Secured Party.  If the disposition of Collateral is not permitted under or pursuant to the Loan Documents, the Liens encumbering the Collateral may only be released in accordance with the provisions of Section 10.02.

(c)           Other Authorized Release and Subordination.  The Administrative Agent is irrevocably authorized by the Secured Parties, without any consent or further agreement of any Secured Party to:  (i) subordinate or release the Liens granted to the Administrative Agent to secure the Obligations with respect to any property which is permitted to be subject to a Lien of the type described in paragraphs (d) and (e) of Section 6.02 and (ii) release the Administrative Agent’s Liens when all the Obligations have been Fully Satisfied.  When all the Obligations have been Fully Satisfied, the Administrative Agent is also irrevocably authorized by the Secured Parties, without any consent or further agreement of any Secured Party, to assign the Liens granted under the Security Documents to any Person or the agent of one or more Persons who provide the funds to refinance the Loans as long as: (i) such assignment is without recourse, representation or warranty; (ii) the Loan Parties agree and confirm that the indemnity under Section 10.03 hereof shall continue for the benefit of each Indemnitee (as such term is defined therein) with respect to such assignment and the documentation executed in connection therewith (and for such purpose, such documentation is included in the term “Loan Documents”); and (ii) the assignee of such Liens shall agree to hold the Administrative Agent and the Secured Parties harmless from, and agree that neither the Administrative Agent nor any Secured Party shall have any responsibility for, any matter relating to such assignment or the Security Documents.

(d)                                 Authorized Release of Subsidiary Loan Party.  If:

(i)            no Default exists or would result; and

(iii)          the Administrative Agent shall have received a certificate of an authorized officer of the Borrower requesting the release of a Subsidiary Loan Party, certifying that (A) no Default exists or will result from the release of the Subsidiary Loan Party; and (B) the Administrative Agent is authorized to release such Subsidiary Loan Party because the Equity Interest issued by such Subsidiary Loan Party or the assets of such Subsidiary Loan Party have been sold in a transaction permitted by Section 6.05 (including with the consent of the Required Lenders pursuant to Section 10.02(b));

then the Administrative Agent is irrevocably authorized by the Secured Parties, without any consent or further agreement of any Secured Party, to release the Liens granted to the Administrative Agent to secure the Obligations in the assets of such Subsidiary Loan Party and release such Subsidiary Loan Party from all obligations under the Loan Documents.  To the extent the Administrative Agent is required to execute any release documents in accordance with the immediately preceding sentence, the Administrative Agent shall do so promptly upon request of the Borrower without the consent or further agreement of any Secured Party.

Section 9.11.                             Lender Affiliates and Deutsche Bank AG Rights and Obligations.  By accepting the benefits of the Loan Documents, each Affiliate of a Lender that is owed any Obligation and Deutsche Bank AG is bound by the terms of the Loan Documents.  But notwithstanding the foregoing:  (a) neither the Administrative Agent, any Lender nor any Loan Party shall be obligated to deliver any notice or communication required to be delivered to any Lender under any Loan Documents to any Affiliate of any Lender or to Deutsche Bank AG; and (b) no Affiliate of any Lender that is owed any Obligation nor Deutsche Bank AG shall be included in the determination of the Required Lenders or entitled to consent to, reject, or participate in any manner in any amendment, waiver or other modification of any Loan Document; except as specifically provided in clause (C) of the last proviso in Section 10.02(b).  Other than the delivery of proceeds of Collateral in accordance with Section 2.18(a) to any Affiliate of a Person who was a Lender but at the time of determination is no longer a Lender (any such Affiliate, herein a “Prior Lender Affiliate”) and to Deutsche Bank AG and compliance with Section 10.02(b), the Administrative Agent shall not have any liabilities, obligations or responsibilities of any kind whatsoever to any Affiliate of any Lender who is owed any Obligation or to Deutsche Bank AG.  The Administrative Agent shall deal solely and directly with the related Lender of any Affiliate or any Prior Lender Affiliate in connection with all matters relating to the Loan Documents.  The Obligation owed to such Affiliate shall be considered the Obligation of its related Lender for all purposes under the Loan Documents and such Lender shall be solely responsible to the other parties hereto for all the obligations of such Affiliate under any Loan Document.  By accepting the benefits of the Loan Documents, each Prior Lender Affiliate and Deutsche Bank AG agree that the Administrative Agent shall be entitled to the benefits and protections of Section 9.03 and the other terms of this Article IX while acting for its benefit for purposes of securing the Obligations owed to it.  In furtherance of the foregoing, each Prior Lender Affiliate and Deutsche Bank AG agrees to hold the Administrative Agent, each Lender and each of their respective Related Parties (each a “Protected Party”) harmless from and agrees that each Protected Party shall have no responsibility for any and all losses, claims, damages, liabilities and related expenses incurred by or asserted against any Prior Lender Affiliate or Deutsche Bank AG arising out of, in connection with, or as a result of their participation as a Secured Party  under the Loan Documents; provided that such hold harmless shall not be available to a Protected Party to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Protected Party.  Promptly upon the request of the Administrative Agent, each Prior Lender Affiliate and Deutsche Bank AG agree to provide the Administrative Agent with a statement of the amount of the Obligations owed to it and such other information relating to such Obligations as the Administrative Agent may reasonably request.

ARTICLE X.

Miscellaneous

Section 10.01.                       Notices.  Except in the case of notices and other communications expressly permitted to be given by telephone or other means, all notices and other communications provided for herein or in any of the other Loan Documents shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)            if to any Loan Party, to it at 5400 Legacy Drive, Cluster II, Building 3, Plano, TX  75024; Attention of Dennis McGill, Executive Vice President and Chief Financial Officer (Telecopy No. 972.265.2988);

(ii)           if to the Administrative Agent or the Issuing Bank or the Swingline Lender, to JPMorgan Chase Bank, National Association, Loan and Agency Services Group, 1111 Fannin, 9th Floor Houston, Texas  77002 Telephone:  713.750.2984; Telecopy:  713.750.2129 and JPMorgan Chase Bank, National Association, 2200 Ross Avenue, Third Floor, Dallas, Texas  75201, Attention:  Brian McDougal, Telephone:  214.965.3849; Telecopy:  214.965.2044; and

(iii)          if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.  Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 10.02.                       Waivers; Amendments.

(a)           No Waiver; Rights Cumulative.  No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising, and no course of dealing with respect to, any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b)           Amendments.  Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, (x) pursuant to an Increased Commitment Supplement executed in accordance with the terms and conditions of Section 2.20 or the procedures set out in the definition of the term “Revolving Commitment” which only needs to be signed by Holdings, the Borrower, the Administrative Agent and the Lenders increasing or providing new Commitments thereunder and (y) in the case of this Agreement and any circumstance other than as described in clause (x) pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall:

(i)            increase the Commitment of any Lender without the written consent of such Lender,

(ii)           reduce the principal amount of any Loan or L/C Disbursement or reduce the rate of interest thereon, or reduce any fees or other amount payable hereunder (including the amounts payable under Section 2.05(e)(i)(D)), without the written consent of each Lender affected thereby,

(iii)          postpone the scheduled date of payment of the principal amount of any Loan or L/C Disbursement, or any interest thereon, or any fees or other amounts payable hereunder (including the amounts payable under Section 2.05(e)(i)(D)), or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby,

(iv)          change Section 2.18(b) or (c) or (f) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender,

(v)           change any of the provisions of this Section or the definition of “Required Lenders,” “Secured Party” or “Obligations” (or for purposes of such definition only, any term defined therein) or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be),

(vi)          release Holdings or any Subsidiary Loan Party from its Guarantee under the Guaranty Agreement (except as expressly provided in Section 9.10(d)), or limit its liability in respect of such Guarantee, without the written consent of each Lender,

(vii)         release all or substantially all of the Collateral from the Liens of the Security Documents, without the written consent of each Lender except as expressly provided in Section 9.10(b),

(viii)        change any provisions of any Loan Document in a manner that by its terms directly, materially and adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each affected Class,

(ix)           change the rights of the Lenders of any Class to accept offers for prepayments as provided in Section 2.11, without the written consent of Lenders of such Class holding a majority of the outstanding Loans of such Class;

provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be; (B) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Revolving Lenders (but not the Synthetic L/C Lenders, Incremental Term Lenders and Term B Lenders), the Synthetic L/C Lenders (but not the Revolving Lenders, Incremental Term Lenders and Term B Lenders), the Term B Lenders (but not the Revolving Lenders, Incremental Term Lenders and Synthetic L/C Lenders) or the Incremental Term Lenders (but not the Revolving Lenders, Term B Lenders and Synthetic L/C Lenders) may be effected by an agreement or agreements in writing entered into by Holdings, the Borrower and requisite percentage in interest of the affected Class of Lenders; and (C) no such agreement shall make any change that would cause the Obligations owed to Deutsche Bank AG’s or any Prior Lender Affiliate to no longer be secured by the Collateral or change Section 2.18(b) or (c) or (f) if the effect of such change would be to alter the pro rata sharing of payments required thereby in a manner adverse to Deutsche Bank AG or a Prior Lender Affiliate, in each case, without the prior written consent of Deutsche Bank AG or the applicable Prior Lender Affiliate.

Section 10.03.                       Expenses; Indemnity; Damage Waiver.

(a)           Expenses.  The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities, the preparation of the Loan Documents (subject, with respect to expenses incurred in connection with the syndication and preparation of the Loan Documents incurred prior to the Effective Date, to the terms of that certain Fee Letter dated June 19, 2006 among the Borrower, JPMCB, J.P. Morgan Securities, Inc., Credit Suisse, and Credit Suisse Securities (USA) LLC), the administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)           Indemnity.  THE BORROWER SHALL INDEMNIFY THE ADMINISTRATIVE AGENT, THE ISSUING BANK AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES (INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE BUT EXCLUDING TAXES, WHICH SHALL BE GOVERNED SOLELY AND EXCLUSIVELY BY SECTION 2.17), INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (I) THE EXECUTION OR DELIVERY OF ANY LOAN DOCUMENT OR ANY OTHER AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, THE PERFORMANCE BY THE PARTIES TO THE LOAN DOCUMENTS OF THEIR RESPECTIVE OBLIGATIONS THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS OR ANY OTHER TRANSACTIONS CONTEMPLATED HEREBY, (II) ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREFROM (INCLUDING ANY REFUSAL BY THE ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT), (III) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY MORTGAGED PROPERTY OR ANY OTHER PROPERTY CURRENTLY OR FORMERLY OWNED OR OPERATED BY ANY OF THE LOAN PARTIES, OR ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO ANY LOAN PARTY, OR (IV) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION TO

HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE.

(c)           Lender’s Agreement to Pay.  To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.  For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Exposures, outstanding Term Loans, Synthetic L/C Loans and unused Commitments at the time.

(d)           Waiver of Damages.  To the extent permitted by applicable law, no party hereto shall assert, and each party hereto waives, any claim against any Indemnitee or other party hereto, on any theory of liability, for special, indirect, incidental, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, the Loan Documents or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)           Payment.  All amounts due under this Section shall be payable not later than ten Business Days after written demand therefor.

Section 10.04.                       Successors and Assigns.

(a)           Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit, any Affiliate of a Lender who is owed any of the Obligations, any other Secured Party and any Indemnitee), except that (i) neither the Borrower nor Holdings may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower or Holdings without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit, any Affiliate of a Lender who is owed any of the Obligations, any other Secured Party and any Indemnitee), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders, any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignment.  (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, the Loans at the time owing to it and the amount on deposit in its Credit Linked Account) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)          the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default exists, any other assignee; and

(B)           the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of (x) any Revolving Commitment to an assignee that is a Lender with a Revolving Commitment immediately prior to giving effect to such assignment or (y) any Synthetic L/C Commitment to an assignee that is a Lender with a Synthetic L/C Commitment immediately prior to giving effect to such assignment or (z) all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii)           Assignments shall be subject to the following additional conditions:

(A)          except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 or, in the case of a Term Loan or a Synthetic L/C Commitment, $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default exists;

(B)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C)           the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(D)          the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its affiliates, the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and

(E)           without the consent of the Borrower and the Administrative Agent, the amount on deposit in a Credit Linked Account of any Synthetic L/C Lender shall not be released in connection with any assignment by such Synthetic L/C Lender, but shall instead be purchased by the relevant assignee and continue to be held for application in accordance with Section 2.05(e).  Each Synthetic L/C Lender agrees that immediately prior to such assignment (x) the Administrative Agent shall establish a new Credit Linked Account in the name of such assignee, (y) unless otherwise consented to by the Administrative Agent, a corresponding portion of the amount on deposit in the Credit Linked Account of the assignor Synthetic L/C Lender shall be purchased by the assignee and shall be transferred from the assignor’s Credit Linked Account to the assignee’s Credit Linked Account and (z) if after giving effect to such assignment the aggregate amount of the Credit Linked Account of the assignor Synthetic L/C Lender shall be $0, the Administrative Agent shall close the Credit Linked Account of such assignor Synthetic L/C Lender.

For the purposes of this Section 10.04(b), the term “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a

Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)          Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 10.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)          The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and L/C Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error.  The Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)           Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it under the Loan Documents, the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)           Participations.  (i) Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such

Participant.  Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii)           A Participant shall not be entitled to receive any greater payment under Sections 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant complies with Section 2.17(e) as though it were a Lender.

(d)           Pledge.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.05.                       Survival.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments  delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until the Obligations have been Fully Satisfied.  The provisions of Sections 2.15, 2.16, 2.17 and 10.03 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 10.06.                       Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ANY SEPARATE LETTER AGREEMENTS WITH RESPECT TO FEES PAYABLE TO THE ADMINISTRATIVE AGENT EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ANY AND ALL PREVIOUS COMMITMENTS, AGREEMENTS, REPRESENTATIONS AND UNDERSTANDINGS, WHETHER ORAL OR WRITTEN, RELATING TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES HERETO.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof (which may be sent on pages designated only as “Safety-Kleen Systems, Inc. August 3, 2006 Credit Agreement, Signature Page” or similar designation, without page numbers or other identifying information), which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.07.                       Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 10.08.                       Right of Setoff.  If an Event of Default exists, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 10.09.                       Governing Law; Jurisdiction; Consent to Service of Process.

(a)           Governing Law.  This Agreement shall be governed by and construed in accordance with the applicable law pertaining in the State of New York, other than those conflict of law provisions that would defer to the substantive laws of another jurisdiction.  This governing law election has been made by the parties in reliance (at least in part) on Section 5-1401 of the General Obligations Law of the State of New York, as amended (as and to the extent applicable), and other applicable law.

(b)           Jurisdiction.  EACH OF HOLDINGS AND THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, THE ISSUING BANK OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST HOLDINGS, THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)           Venue.  Each of Holdings and the Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this

Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Service of Process.  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 10.10.                       WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.11.                       Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.12.                       Confidentiality.  Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, trustees, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrower.  For the purposes of this Section, “Information” means all information received from the Loan Parties relating to the Loan Parties or their business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Loan Parties.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 10.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE

MATERIAL NON-PUBLIC INFORMATION CONCERNING THE LOAN PARTIES AND THEIR RESPECTIVE RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE LOAN PARTIES OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE LOAN PARTIES AND THEIR RESPECTIVE AFFILIATES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES.  ACCORDINGLY, EACH LENDER REPRESENTS TO HOLDINGS, THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

Section 10.13.                       Maximum Interest Rate.

(a)           Limitation to Maximum Rate; Recapture.  No interest rate specified in any Loan Document shall at any time exceed the Maximum Rate.  If at any time the interest rate (the “Contract Rate”) for any obligation under the Loan Documents shall exceed the Maximum Rate, thereby causing the interest accruing on such obligation to be limited to the Maximum Rate, then any subsequent reduction in the Contract Rate for such obligation shall not reduce the rate of interest on such obligation below the Maximum Rate until the aggregate amount of interest accrued on such obligation equals the aggregate amount of interest which would have accrued on such obligation if the Contract Rate for such obligation had at all times been in effect.  As used herein, the term “Maximum Rate” means, at any time with respect to any Lender, the maximum rate of nonusurious interest under applicable law that such Lender may charge Borrower.  The Maximum Rate shall be calculated in a manner that takes into account any and all fees, payments, and other charges contracted for, charged, or received in connection with the Loan Documents that constitute interest under applicable law.  Each change in any interest rate provided for herein based upon the Maximum Rate resulting from a change in the Maximum Rate shall take effect without notice to Borrower at the time of such change in the Maximum Rate.  For purposes of determining the Maximum Rate under Texas law, if applicable, the applicable rate ceiling shall be the weekly rate ceiling described in, and computed in accordance with, Article 5069-1.04, Vernon’s Texas Civil Statutes.

(b)           Cure Provisions.  No provision of any Loan Document shall require the payment or the collection of interest in excess of the maximum amount permitted by applicable law.  If any excess of interest in such respect is hereby provided for, or shall be adjudicated to be so provided, in any Loan Document or otherwise in connection with this loan transaction, the provisions of this Section shall govern and prevail and neither Borrower nor the sureties, guarantors, successors, or assigns of Borrower shall be obligated to pay the excess amount of such interest or any other excess sum paid for the use, forbearance, or detention of sums loaned pursuant hereto.  In the event any Lender ever receives, collects, or applies as interest any such sum, such amount which would be in excess of the maximum amount permitted by applicable law shall be applied as a payment and reduction of the principal of the obligations outstanding hereunder, and, if the principal of the obligations outstanding hereunder has been paid in full, any remaining excess shall forthwith be paid to the Borrower.  In determining whether or not the interest paid or payable exceeds the Maximum Rate, Borrower and each Lender shall, to the extent permitted by applicable law, (a) characterize any non-principal payment as an expense, fee, or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the entire contemplated term of the obligations outstanding hereunder so that interest for the entire term does not exceed the Maximum Rate.

Section 10.14.                       No Duty.  All attorneys, accountants, appraisers, and other professional Persons and consultants retained by the Administrative Agent or any Lender shall have the right to act exclusively in the interest of the Administrative Agent and the Lenders and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to Holdings, Borrower, any other Loan Party, any of the Holdings’ shareholders or any other Person.

Section 10.15.                       No Fiduciary Relationship.  The relationship between the Loan Parties on the one hand and the Administrative Agent and each Lender on the other is solely that of debtor and creditor, and neither the Administrative Agent nor any Lender has any fiduciary or other special relationship with any Loan Party, and no term or condition of any of the Loan Documents shall be construed so as to deem the relationship between the Loan Parties on the one hand and the Administrative Agent and each Lender on the other to be other than that of debtor and creditor.

Section 10.16.                       Equitable Relief.  Holdings and the Borrower each recognize that in the event Holdings, the Borrower or any other Loan Party fails to pay, perform, observe, or discharge any or all of the obligations under the Loan Documents, any remedy at law may prove to be inadequate relief to the Administrative Agent and the Lenders.  Holdings and the Borrower therefore agree that the Administrative Agent and the Lenders, if the Administrative Agent or the Required Lenders so request, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

Section 10.17.                       Construction.  Holdings, the Borrower, each other Loan Party (by its execution of the Loan Documents to which its is a party), the Administrative Agent and each Lender acknowledges that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review the Loan Documents with its legal counsel and that the Loan Documents shall be construed as if jointly drafted by the parties thereto.

Section 10.18.                       Independence of Covenants.  All covenants under the Loan Documents shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or such condition exists.

Section 10.19.                       USA PATRIOT Act.  Each Lender that is subject to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

Signature pages start on the next page

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SAFETY-KLEEN HOLDCO., INC.
SAFETY-KLEEN SYSTEMS, INC.

By:	/s/ Dennis McGill
Dennis McGill, Executive Vice President and Chief Financial Officer of Holdings and the Borrower

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, individually and as Administrative Agent,

By:	/s/ Brian McDougal
Brian McDougal, Vice President

CREDIT SUISSE, CAYMAN ISLANDS BRANCH

By:	/s/ David Dodd
	Name:	David Dodd
	Title:	Vice President

By:	/s/ Shaheen Malik
	Name:	Shaheen Malik
	Title:	Associate

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ Clint Bryant
	Name:	Clint Bryant
	Title:	Vice President

AMEGY BANK NATIONAL ASSOCIATION

By:	/s/ Cyndi Giles
	Name:	Cyndi Giles
	Title:	Vice President